EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

COMMAND SECURITY CORPORATION,

EXPERT SECURITY SERVICES, INC.,

and

THE SHAREHOLDERS OF EXPERT SECURITY SERVICES, INC.

January 1, 2008

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January 1, 2008 (the “Effective Date”), by and among COMMAND SECURITY CORPORATION, a New York corporation (the “Purchaser”), EXPERT SECURITY SERVICES, INC., a Maryland corporation (the “Seller”), and the Shareholders of the Seller listed on Schedule 1 (each, a “Shareholder,” and collectively, the “Shareholders” and, together with the Seller, the “Seller Parties”)). The foregoing parties to this Agreement are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

The Seller is the business of providing armed and unarmed uniformed security guard services and motorized patrol services, with existing operations in the State of Maryland (the “Business”).

The Purchaser wishes to purchase from the Seller, and the Shareholders desire to cause the Seller to sell to the Purchaser, the Acquired Assets (as defined herein), all in exchange for the payment of the Purchase Price (as defined herein) and the assumption of the Assumed Liabilities (as defined herein) by the Purchaser, upon the terms and subject to the conditions hereinafter set forth.

Accordingly, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the Parties agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement each of the following terms shall have the following meaning:

“Accounts Receivable” means any and all amounts and other obligations owed to the Seller by reason of a sale of a good or provision of a service in the ordinary course of the Business.

“Acquired Assets” means all of the assets, properties and right, whether real, personal, tangible or intangible, of every kind, nature and description of the Seller with respect to, or used in connection with, the Business, other than the Excluded Assets, including without limitation:

all Computer Equipment, machinery, furniture, fixtures, equipment and other tangible personal property owned by the Seller (the “Owned Tangible Property”), including without limitation that listed and described on Schedule 1.02(a) and the Seller’s rights under all related warranties;

all of the Seller’s right, title and interest in and to the Leased Tangible Property, including without limitation that listed and described on Schedule 1.02(b);

all of the Seller’s right, title and interest in, to and under the Contracts, including without limitation those listed on Schedule 5.11(a);

all of the Seller’s right, title and interest in, to and under the Leases listed on Schedule 5.11(b);

all client, customer, lead, mailing, circulation and related lists, and all other lists, accounts, books and records of the Seller (including without limitation those relating to (i) proprietary research and other databases, (ii) the purchase of materials, supplies or services, and (iii) the production and sale of products or services, including all correspondence and other files), and all other existing records of the Seller, and all computerized records, together with the related documentation used in connection therewith;

all Governmental Authorizations, including without limitation those listed and described on Schedule 5.24;

any sales, excise or other licenses or registrations issued to or held by the Seller necessary for the operation of the Business, all of which are listed on Schedule 1.02(i); and

all goodwill of the Seller specific to the Business.

“Actual Billed Revenues” shall mean the aggregate amount of revenues of the Business under Customer Contracts and from New Clients as reflected on the Purchaser’s internal accounting books and records (either as having been received or as Accounts Receivable), determined in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements.

“Actual Revenue Surplus” has the meaning ascribed to such term in Section 2.07(b)(i)(A).

“Actual Revenue Shortfall” has the meaning ascribed to such term in Section 2.07(b)(i)(B).

“Adjudication” has the meaning ascribed to such term in Section 2.08(c).

“Affiliate” means an affiliate of an individual or entity as the term “affiliate” is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Agreement” means this Asset Purchase Agreement and all schedules and exhibits hereto.

“Annualized Revenue Run Rate” shall mean (a) for the Interim Measurement Period, the product of (i) the Actual Billed Revenues during the final two-week billing period in the sixth month following the Closing, and (ii) 26, and (b) for the Annual Measurement Period, the product of (i) the Actual Billed Revenues during the final two-week billing period in the 12th month following the Closing, and (ii) 26.

“Annual Measurement Period” has the meaning ascribed to such term in Section 2.07(b).

“Annual Measurement Date” has the meaning ascribed to such term in Section 2.07(b).

“Annual Statement Challenge” has the meaning ascribed to such term in Section 2.07(b).

“Annual Target” has the meaning ascribed to such term in Section 2.07(b)(i)(A).

“Assignment and Assumption Agreement” means an assignment and assumption agreement providing for the assumption by the Purchaser of the Assumed Liabilities and the transfer to the Purchaser of the Contracts, in the form attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning ascribed to such term in Section 2.03(a).

“Benefit Plans” has the meaning ascribed to such term in Section 5.20(a).

“Business” has the meaning ascribed to such term in the first Recital clause of this Agreement.

“Business Personnel” has the meaning ascribed to such term in Section 4.01(a)(iii).

“Claims” has the meaning ascribed to such term in Section 7.02.

“Closing” has the meaning ascribed to such term in Section 3.01.

“Closing Date” has the meaning ascribed to such term in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Equipment” means all computer equipment, devices and accessories (including, but not limited to, personal computers, workstations, servers, data processing hardware and related telecommunications equipment, media and tools) used in the Business.

“Confidential Information” has the meaning ascribed to such term in Section 4.01(b).

“Contract” means any contract, understanding, license, agreement, commitment, lease, or contractual restriction of any kind relating to the Business to which the Seller is a party or, in respect of the Business, by which the Seller is bound or to which any of the Acquired Assets are subject, including without limitation Customer Contracts, but does not include any contract or commitment in respect of Benefit Plans.

“Customer Contracts” means those Contracts in effect on the Closing Date pursuant to which the Seller has agreed to (a) provide the Services to the Customers and/or (b) maintain and/or support Services for the Customers.

“Customers” has the meaning ascribed to such term in Section 5.21(a).

“Damages” has the meaning ascribed to such term in Section 7.03(a).

“Database” means any compilation of Proprietary Information or any other data or information that can be electronically searched, organized or otherwise manipulated using software or otherwise.

“Employee” and “Employees” has the meaning ascribed to such term in Section 5.17(a).

“Employment and Non-Competition Agreement” means the employment and non-competition agreement between the Purchaser or an Affiliate of the Purchaser and Andrew Maggio, substantially in the form attached hereto as Exhibit B.

“Encumbrance” means any claim, mortgage, pledge, lien, security or other third party right or interest of any kind whatsoever, conditional sales agreement, option, encumbrance or charge of any kind affecting real or personal property.

“Environmental Claims” means any and all claims, actions, causes of action, or other written notices by any Person or entity alleging potential liability (including, but not limited to, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or civil or criminal penalties) arising out of or resulting from (i) circumstances forming the basis of any violation of any Environmental Laws or (ii) any releases of Hazardous Materials at any real or personal property presently or formerly owned, leased or managed by the Seller in the conduct of the Business or at any disposal facility which may have received Hazardous Materials generated by the Seller in the conduct of the Business.

“Environmental Laws” means any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment or health.

“Environmental Permits” means Permits required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning ascribed to such term in Section 2.05.

“Escrow Agreement” has the meaning ascribed to such term in Section 2.05.

“Escrow Amount” has the meaning ascribed to such term in Section 2.05.

“Escrow Balance” has the meaning ascribed to such term in Section 2.08(b).

“Excluded Assets” has the meaning ascribed to such term in Section 2.02.

“Excluded Liabilities” has the meaning ascribed to such term in Section 2.03(b).

“Filed Purchaser SEC Documents” has the meaning ascribed to such term in Section 6.05.

“Final Allocation Schedule” has the meaning ascribed to such term in Section 2.06.

“Financial Statements” has the meaning ascribed to such term in Section 5.06.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, official or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or state or other geographical or political subdivision thereof.

“Governmental Authorizations” means all governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, directives, and permits to or from, or filings, notices, or recordings to or with United States federal, state, and local governmental authorities.

“Hazardous Materials” shall include (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials.

“INA” has the meaning ascribed to such term in Section 5.17(g).

“Indemnification Notice” has the meaning ascribed to such term in Section 7.02.

“Indemnified Party” has the meaning ascribed to such term in Section 7.02.

“Indemnitor” has the meaning ascribed to such term in Section 7.02.

“Interim Measurement Period” has the meaning ascribed to such term in Section 2.07(a).

“Interim Measurement Date” has the meaning ascribed to such term in Section 2.07(a).

“Interim Statement Challenge” has the meaning ascribed to such term in Section 2.07(a).

“Interim Target” has the meaning ascribed to such term in Section 2.07(a).

“Knowledge” means (i) as to the Seller, the actual knowledge, after due inquiry, of Damien Maggio and Andrew Maggio and (ii) as to the Purchaser, the actual knowledge, after due inquiry, of Barry I. Regenstein.

“Lease” or “Leases” has the meaning ascribed to such term in Section 5.11(b).

“Leased Tangible Property” means all Computer Equipment, machinery, furniture, equipment and other tangible personal property, in each case which is subject to a leasehold interest held by the Seller and which is used by the Seller exclusively in the conduct of the Business.

“Material Adverse Effect” means a material adverse effect, either individually or when aggregated with other such effects, on the assets, business, operations, condition (financial or otherwise) or results of operations of the Business.

“Neutral Auditors” has the meaning ascribed to such term in Section 2.08(a).

“New Clients” shall mean persons or entities initially identified by Andrew Maggio that have agreed to engage services of the Business after the Closing Date under arrangements providing for a term of not less than one year.

“OSHA” means the Occupational Safety and Health Administration.

“Owned Tangible Property” has the meaning ascribed to such term in Section 1.02(a).

“Partial Actual Revenue Shortfall” has the meaning ascribed to such term in Section 2.07(b)(i)(D).

“Partial Run Rate Shortfall” has the meaning ascribed to such term in Section 2.07(b)(i)(E).

“Permit” means any license, franchise, permit, consent, order, approval, authorization or registration from, of or with a Governmental Authority.

“Permitted Encumbrances” means (i) Encumbrances for current Taxes not yet due and payable or Taxes which are being disputed in good faith where no lien has yet been filed, (ii) mechanics, warehousemen and materialmen liens not material in nature or amount, (iii) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property, and (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Seller in connection with its business.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

“Proposed Annual Statement” has the meaning ascribed to such term in Section 2.07(b).

“Proposed Interim Statement” has the meaning ascribed to such term in Section 2.07(a).

“Proprietary Information” means technical, commercial, marketing and other information, data and material of the kind which is or can be used in the operation of a business and which is normally considered to be confidential or proprietary in nature including, but not limited to, any procedure; idea; concept; strategic, business and other plan; research; invention or invention disclosure (whether patentable or unpatentable); test, engineering and technical data and materials, know-how, show-how or methodology; trade secret, process, design, formula, or other information or data which has not entered the public domain, and all records thereof.

“Purchase Price” has the meaning ascribed to such term in Section 2.04.

“Purchase Price Adjustment” has the meaning ascribed to such term in Section 2.07.

“Purchaser” has the meaning ascribed to such term in the preamble of this Agreement.

“Purchaser 401(k) Plan” has the meaning ascribed to such term in Section 4.03(e).

“Purchaser Indemnified Parties” has the meaning ascribed to such term in Section 7.03(a).

“Purchaser SEC Documents” has the meaning ascribed to such term in Section 6.05.

“Real Property” means all fee or leasehold interests, easements, real estate licenses, rights of access and other rights with respect to real property.

“Related Documents” means all agreements, instruments, documents and certificates to be executed and delivered pursuant to this Agreement.

“Representatives” of any Person means the attorneys, accountants or other agents or employees of such Person.

“Restricted Persons” has the meaning ascribed to such term in Section 4.01(a).

“Run Rate Shortfall” has the meaning ascribed to such term in Section 2.07(b)(i)(B).

“Run Rate Surplus” has the meaning ascribed to such term in Section 2.07(b)(i)(C).

“Scheduled Contracts” has the meaning ascribed to such term in Section 5.11(a).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning ascribed to such term in the preamble of this Agreement.

“Seller Parties” has the meaning ascribed to such term in the preamble of this Agreement.

“Seller Indemnified Parties” has the meaning ascribed to such term in Section 7.03(b).

“Seller’s Disclosure Letter” has the meaning ascribed to such term in the introductory paragraph of Article V.

“Seller’s License” has the meaning ascribed to such term in Section 7.03(b).

“Services” means services offered or provided by the Seller in the conduct of the Business.

“Survival Period” has the meaning ascribed to such term in Section 2.08(b).

“Tangible Property” means the Owned Tangible Property and the Leased Tangible Property.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, recordation, business license, workers’ compensation, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax, fee, charge, premium, imposition of any kind whatsoever in the nature of taxes, however denominated, imposed by any Tax Authority, together with any interest, penalties or other additions to tax and any interest on any such interest, penalties and additions to tax that may become payable in respect thereof.

“Tax Authority” means the Internal Revenue Service (“IRS”) and any other federal, state, local or foreign government and any agency, authority or political subdivision of any of the foregoing.

“Tax Laws” means the Code, any federal, state, county, local or foreign laws related to Taxes and any regulations or official administrative pronouncements released under any such laws.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any Tax Law.

“Third Party Claim” has the meaning ascribed to such term in Section 7.04.

“Transferred Employee” means any Employee who receives and accepts an offer of employment by the Purchaser on the Closing Date pursuant to Section 4.03.

“Treasury Regulations” means the regulations of the United States Treasury promulgated under the Code.

“Vendor” has the meaning ascribed to such term in Section 5.21(b).

“Website” means the website http://www.essinv.com and content available thereon.

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

Sale of the Acquired Assets.

At the Closing, subject to the terms and conditions of this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, all right, title and interest of the Seller of every kind and description in and to the Acquired Assets, free of any Encumbrances except for Permitted Encumbrances.

Anything to the contrary herein notwithstanding, if any Contract which constitutes an Acquired Asset being acquired by the Purchaser hereunder by its terms is not assignable without the consent of the other Party or Parties thereto, such assignment shall be deemed effective only upon receipt of such consent. With respect to each such Contract, after the Closing Date and until such time as such assignment has become effective, the Seller shall use its commercially reasonable efforts (including the payment by the Seller of any fee required to be paid to the landlord under the Lease or any other reasonable fee to a third party to obtain consent to assignment or any similar fee) to obtain the consent of all required parties thereto to the assignment of such Contract after the Closing Date.

Subject to the obligations under the Contracts and to the Permitted Encumbrances, the Seller’s right, title and interest in and to the Acquired Assets, all of which are being conveyed hereunder to the Purchaser, include all rights pertaining to the Acquired Assets, including, but not limited to, the right to institute and prosecute all suits and proceedings and take all actions as may be necessary to collect, assert, or enforce any claim, right or title of any kind in and to any and all of the Acquired Assets.

Excluded Assets. Notwithstanding any provision in this Agreement or in any Related Document to the contrary, the following properties, assets and contracts of the Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated by this Agreement, are excluded from the Acquired Assets and shall remain the properties, assets and contracts of the Seller after the Closing:

all cash on hand and in banks and other cash items and equivalents of the Seller;

the Seller’s corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, corporate minute books, and other books and records relating to internal corporate matters and any other books and records of the Seller (i) not related to the Business (which shall not include financial and taxation books and records of the Seller related to the Business), (ii) relating to financial relationships with the Seller’s lenders or Affiliates, or (iii) that the Seller is required by law to retain;

all employee benefit plans, programs and arrangements, and all assets, rights and claims thereunder, and other commitments of the Seller relating to employees, whether written or oral, express or implied including, without limitation, the Benefit Plans;

any claims, rights and interest in and to any refunds of federal or local franchise, income or other Taxes or fees of any nature whatsoever which relate solely to the period up to and including the Closing Date;

all capital stock of the Seller;

that certain 1999 Toyota model RAV 4 heretofore used by Seller in the Business;

all claims of the Seller against third Persons relating to the Excluded Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, or otherwise arising from or relating to periods prior to the Closing Date; and

all rights of the Seller under this Agreement or any Related Document;

all insurance policies relating to the Business;

all prepaid expenses and deposits of the Seller with third parties in respect of the Business;

all claims of the Seller, including but not limited to claims under the Seller’s insurance policies, causes of action and choses in action; and

all Accounts Receivable.

Liabilities.

Assumed Liabilities. At the Closing, the Purchaser shall assume, and from and after the Closing the Purchaser shall pay, honor, discharge and perform promptly when due, the liabilities set forth below in this Section 2.03 but excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”): (i) all of the liabilities and obligations of the Seller under the Contracts that are included in the Acquired Assets to be performed after the Closing Date and (ii) all other liabilities of the Seller specifically reflected on Schedule 2.03(a).

Excluded Liabilities. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement or in any Related Document, neither the Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, and the Seller shall remain solely liable for, all liabilities except for the Assumed Liabilities including, without limitation, the following liabilities (the “Excluded Liabilities”):

any Taxes of Seller resulting from the conduct of the Business up to and including the Closing Date;

any outstanding debt and related accrued interest thereon of the Seller or the Business on the Closing Date;

any shareholder or equity related distributions accrued or payable by the Seller on the Closing Date;

any obligations, whether under any lease or otherwise, with respect to that certain 1999 Toyota model RAV 4 heretofore used by Seller in the Business;

any management or employee bonus accrued or payable by the Seller on the Closing Date; and

any other debt, claim, Action, obligation or other liability of the Seller (regardless or whether such debt, claim, obligation, or other liability is matured or unmatured, contingent or fixed, known or unknown) that relates solely to the Excluded Assets.

The Seller agrees that it shall pay promptly when due any and all Excluded Liabilities not discharged by it at or prior to Closing including, without limitation, any liabilities related to the Seller’s Employees during the period they are employed by the Seller and any liabilities under the Benefit Plans. Upon receipt of any invoices for obligations relating to the Business which were incurred prior to the Closing Date, the Purchaser shall forward such invoices to the Seller, whereupon the Seller shall promptly pay or otherwise dispose of such invoices.

Purchase Price. The purchase price for the Acquired Assets shall be the sum of four hundred thirty seven thousand dollars ($437,000) (the “Purchase Price”), subject to adjustment after the Closing as provided in Section 2.07.

Payment of the Purchase Price. At the Closing, the Purchaser shall (a) pay to the Seller, by wire transfer in immediately available funds to such account of the Seller as shall be designated by the Seller in writing to the Purchaser at least two (2) business days in advance of the Closing, an amount equal to (i) four hundred thirty seven thousand dollars ($437,000) less (ii) the amount of the Accrued Employee Liability (as defined and described in this Section 2.05 below) and (b) deliver to the Escrow Agent the sum of (i) seventy-five thousand dollars ($75,000) (as such amount shall have been modified from time to time in accordance with the terms hereof, the “Escrow Amount”) plus (ii) an amount, if any, equal to the aggregate amount owed to the Transferred Employees in respect of the liability and obligation of the Seller to such Transferred Employees (the “Accrued Employee Liability”) in connection with any accrued and unused vacation leave or time of such Transferred Employees as of the Closing Date (such amount due to the Transferred Employees in respect of such unused vacation leave or time is referred to herein as the “Accrued Employee Liability Amount”)), which amount is set forth on Schedule 2.05, and is estimated to be an aggregate of six thousand nine hundred seventy dollars ($6,970) on the Closing Date. The Escrow Amount and the Accrued Employee Liability Amount shall be held by Deutch as escrow agent (the “Escrow Agent”), in an interest-bearing escrow account pursuant to an escrow agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). The Escrow Amount shall be held by the Escrow Agent and shall be disbursed to the Seller or the Purchaser, as the case may be, in accordance with the terms thereof and Section 2.07. Each Transferred Employee shall be paid his or her respective portion of the Accrued Employee Liability Amount if, when and to the extent that such Transferred Employee is entitled to be paid such amount, and the balance of the Accrued Employee Liability Amount, if any, shall be delivered to the Seller within 90 days following the first anniversary of the Closing Date. Notwithstanding the foregoing, the Parties acknowledge and agree that the Purchaser is not assuming such Accrued Employee Liability, and that such Accrued Employee Liability is an Excluded Liability.

Allocation of Purchase Price. Attached hereto as Schedule 2.06 is a schedule (the “Final Allocation Schedule”) that sets forth the allocation of that portion of the Purchase Price paid for the Acquired Assets among the various categories of Acquired Assets and the covenants contained in Section 4.01, which allocation has been made in the manner required by Section 1060 of the Code. The Purchaser and the Seller agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code. The determination as set forth on the Final Allocation Schedule shall be binding on the Purchaser and the Seller for all Tax reporting purposes. Each of the Parties shall report on all Tax Returns consistent with and based upon the Final Allocation Schedule.

Purchase Price Adjustments. The Purchase Price shall be subject to adjustment (the “Purchase Price Adjustment”) after the Closing Date as follows:

Interim Period Adjustment. Within 45 days after the six-month period immediately following the Closing Date (such six-month period is referred to herein as the “Interim Measurement Period,” and the last day of the Interim Measurement Period is referred to herein as the “Interim Measurement Date”), the Purchaser shall deliver to the Seller a proposed statement (the “Proposed Interim Statement”) that sets forth the Seller’s determination of the Annualized Revenue Run Rate for the Interim Measurement Period. The Proposed Interim Statement shall not be audited, but shall be otherwise prepared on a basis consistent with the accounting practices and policies used in connection with the preparation of the Financial Statements, as adjusted to solely reflect Actual Billed Revenues and to exclude Excluded Assets and Excluded Liabilities. The Seller shall cooperate with the Purchaser, at no cost to the Purchaser, in the preparation of the Proposed Interim Statement, including but not limited to providing access to any appropriate work papers or to the Seller’s accountants and auditors. The Seller shall have the right, exercisable within 15 days following its receipt of the Proposed Interim Statement, to deliver to the Purchaser a detailed statement (an “Interim Statement Challenge”) describing all of its objections (if any) thereto including a reasonably detailed explanation of such objections. If the Purchaser has not received an Interim Statement Challenge within 15 days following the Seller’s receipt of the Proposed Interim Statement, the Seller shall be deemed for all intents and purposes to have accepted and agreed in full to the Proposed Interim Statement. If, however, the Purchaser shall have received an Interim Statement Challenge within 15 days following the Seller’s receipt of the Proposed Interim Statement, there shall be no Purchase Price Adjustment in respect of the Interim Measurement Period until resolution of the disagreement between the Seller and the Purchaser in accordance with Section 2.08 hereof, and the Escrow Agent shall make no disbursement of the Escrow Amount until such dispute has been so resolved. Notwithstanding the foregoing, if the Purchaser shall fail to deliver to the Seller the Proposed Interim Statement within 45 days after the Interim Measurement Date, then the Seller shall have the right in its sole discretion to declare that the Interim Target has been reached, which declaration shall be final and binding upon the Purchaser and the Escrow Agent. Subject to the foregoing, if the Annualized Revenue Run Rate for the Interim Measurement Period is equal to or greater than two million four hundred thousand dollars ($2,400,000) (the “Interim Target”), the Escrow Agent shall deduct from the Escrow Amount, and release to the Seller within 45 days following the Interim Measurement Date (or as soon thereafter as practicable, following resolution of any disputes in accordance with the terms of this Section 2.07 and Section 2.08), an amount equal to twenty five thousand dollars ($25,000).

Annual Period Adjustments.

Within 45 days after the one-year period immediately following the Closing Date (such one- year period is referred to herein as the “Annual Measurement Period,” and the last day of the Annual Measurement Period is referred to herein as the “Annual Measurement Date”), the Purchaser shall deliver to the Seller a proposed statement (the “Proposed Annual Statement”) of (x) the Annualized Revenue Run Rate for the Annual Measurement Period and (y) the Actual Billed Revenues for the Annual Measurement Period. The Proposed Annual Statement shall not be audited, but shall be otherwise prepared on a basis consistent with the accounting practices and policies used in connection with the preparation of the Financial Statements, as adjusted to solely reflect Actual Billed Revenues and to exclude Excluded Assets and Excluded Liabilities The Seller shall cooperate with the Purchaser, at no cost to the Purchaser, in the preparation of the Proposed Annual Statement, including but not limited to providing access to any appropriate work papers or to the Seller’s accountants and auditors. The Seller shall have the right, exercisable within 15 days following its receipt of the Proposed Annual Statement, to deliver to the Purchaser a detailed statement (an “Annual Statement Challenge”) describing all of its objections (if any) thereto including a reasonably detailed explanation of such objections. If the Purchaser has not received an Annual Statement Challenge within 15 days following the Seller’s receipt of the Proposed Annual Statement, the Seller shall be deemed for all intents and purposes to have accepted and agreed in full to the Proposed Annual Statement. If, however, the Purchaser shall have received an Annual Statement Challenge within 15 days following the Seller’s receipt of the Proposed Annual Statement, there shall be no Purchase Price Adjustment in respect of the Annual Measurement Period until resolution of the disagreement between the Seller and the Purchaser in accordance with Section 2.08 hereof, and the Escrow Agent shall make no disbursement of the Escrow Amount until such dispute has been so resolved. Notwithstanding the foregoing, if the Purchaser shall fail to deliver to the Seller the Proposed Annual Statement within 45 days after the Annual Measurement Date, then the Seller shall have the right in its sole discretion to declare that the Annual Target has been reached, which declaration shall be final and binding upon the Purchaser and the Escrow Agent. Subject to the foregoing:

If the (i) Annualized Revenue Run Rate for the Annual Measurement Period is equal to or greater than two million dollars ($2,000,000) (the “Annual Target”) and (ii) Actual Billed Revenues for the Annual Measurement Period are equal to or greater than the Annual Target (the amount by which Actual Billed Revenues exceed the Annual Target is referred to herein as the “Actual Revenue Surplus”), then the Purchase Price shall not be further adjusted, and the Escrow Agent shall release the entire balance of the Escrow Amount to the Seller within 45 days following the Annual Measurement Date (or as soon thereafter as practicable, following resolution of any disputes in accordance with the terms of this Section 2.07 and Section 2.08).

If, at the end of the Annual Measurement Period, the (i) Annualized Revenue Run Rate during the Annual Measurement Period is less than the Annual Target (the amount by which the Annual Target exceeds the Annualized Revenue Run Rate is referred to herein as the “Run Rate Shortfall”) and (ii) Actual Billed Revenues during the Annual Measurement Period are less than the Annual Target (the amount by which the Annual Target exceeds the Actual Billed Revenues is referred to herein as the “Actual Revenue Shortfall”), then the Purchase Price shall be reduced by the product of (A) the average of (x) the Run Rate Shortfall and (y) the Actual Revenue Shortfall and (B) twenty two percent (22%), and the Escrow Agent shall release such amount from the Escrow Amount to the Purchaser within 45 days following the end of the Annual Measurement Period (or as soon thereafter as practicable, following resolution of any disputes in accordance with the terms of this Section 2.07 and Section 2.08). For example, if at the end of the Annual Measurement Period the Run Rate Shortfall was $300,000 and the Actual Revenue Shortfall was $200,000, the Purchase Price would be reduced by $55,000 pursuant to this clause (B) [(($300,000+$200,000) ÷ 2) X 0.22 = $55,000].

If, at the end of the Annual Measurement Period, (i) the Annualized Revenue Run Rate for such Annual Measurement Period is equal to or greater than the Annual Target (the amount by which the Annualized Revenue Run Rate during the Annual Measurement Period exceeds the Annual Target is referred to herein as the “Run Rate Surplus”), but (ii) there is an Actual Revenue Shortfall during the Annual Measurement Period and (iii) the Run Rate Surplus exceeds the Actual Revenue Shortfall (assuming such Actual Revenue Shortfall is a positive, and not a negative, number) then the Purchase Price shall not be further adjusted, and the Escrow Agent shall release the entire balance of the Escrow Amount to the Seller within 45 days following the Annual Measurement Date (or as soon thereafter as practicable, following resolution of any disputes in accordance with the terms of this Section 2.07 and Section 2.08). For example, if at the end of the Annual Measurement Period the Run Rate Surplus was $300,000 and the Actual Revenue Shortfall was $200,000, the Purchase Price would not be further adjusted.

If, at the end of the Annual Measurement Period, there is both (i) a Run Rate Surplus and (ii) an Actual Revenue Shortfall for such Annual Measurement Period and (iii) the Run Rate Surplus is less than the Actual Revenue Shortfall (assuming such Actual Revenue Shortfall is a positive, and not a negative, number) (such difference being referred to herein as a “Partial Actual Revenue Shortfall”), then the Purchase Price shall be reduced by the product of (x) the Partial Actual Revenue Shortfall and (y) eleven percent (11%), and the Escrow Agent shall release such amount from the Escrow Amount to the Purchaser within 45 days following the end of the Annual Measurement Period (or as soon thereafter as practicable, following resolution of any disputes in accordance with the terms of this Section 2.07 and Section 2.08). For example, if at the end of the Annual Measurement Period the Run Rate Surplus was $200,000 and the Actual Revenue Shortfall was $300,000, the Purchase Price would be reduced by $11,000 pursuant to this clause (b) [(($200,000-$300,000) X 0.11 = $11,000].

If, at the end of the Annual Measurement Period, (i) there is and Actual Revenue Surplus and a Run Rate Shortfall and (ii) the Actual Revenue Surplus is less than the Run Rate Shortfall (assuming such Run Rate Shortfall is a positive, and not a negative, number) (such difference being referred to herein as a “Partial Run Rate Shortfall”), then the Purchase Price shall be reduced by the product of (x) the Partial Run Rate Shortfall and (y) twenty-two percent (22%), and the Escrow Agent shall release such amount from the Escrow Amount to the Purchaser within 45 days following the end of the Annual Measurement Period (or as soon thereafter as practicable, following resolution of any disputes in accordance with the terms of this Section 2.07 and Section 2.08). For example, if at the end of the Annual Measurement Period the Actual Revenue Surplus was $200,000 and the Run Rate Shortfall was $300,000, the Purchase Price would be reduced by $22,000 pursuant to this clause (E) [(($300,000-$200,000) X 0.22 = $22,000].

Dispute Resolution Procedures; Set-Off Rights.

The Purchaser and the Seller shall use reasonable good faith efforts to resolve any such objections, but if they do not reach a final resolution within 30 days after the Purchaser has received the statement of objections, the Purchaser and the Seller shall select a regional accounting firm in good standing, other than their respective regular independent accounting firms, mutually acceptable to them (the “Neutral Auditors”) to resolve any remaining objections. If the Purchaser and the Seller are unable to agree on the choice of Neutral Auditors they shall select as Neutral Auditors a regional accounting firm in good standing by lot (after excluding their respective regular independent accounting firms). Notwithstanding the foregoing, the Parties agree that Miller Ellin Company LLP shall be mutually acceptable to serve as the Neutral Auditors. The Neutral Auditors shall determine, within 30 days after their appointment, whether the objections raised by the Seller are valid. Any such resolution by the Neutral Auditors shall be made on a basis otherwise consistent with the methodologies and principles used in the preparation of the Seller’s income statement included in the Financial Statements dated September 30, 2007, as adjusted to solely reflect Actual Billed Revenues and to exclude Excluded Assets and Excluded Liabilities. Subject to the foregoing, the Proposed Statements that are the subject of objections by the Seller shall be adjusted in accordance with the Neutral Auditors’ determination and, as so adjusted, shall be conclusive and final and binding upon the Parties. The fees and expenses of the Neutral Auditors shall be paid one-half by the Seller and one-half by the Purchaser.

On the date that is 18 months following the Closing Date (the period between the Closing and such date is referred to herein as the “Survival Period”), in accordance with the terms of the Escrow Agreement, the Escrow Agent shall release from the Escrow Account and deliver to the Seller an amount equal to the Escrow Amount together with any interest earned thereon, minus the amount of (i) any distributions of the Escrow Fund in accordance with Section 2.07 and (ii) any Claim or Claims that have been set forth in an Indemnification Notice pursuant to Article VII of this Agreement (whether or not such Claim or Claims have been determined to be valid as of such date (the portion of the Escrow Amount that has not been released to the Seller is referred to as the “Escrow Balance”), and the Escrow Balance shall be retained in escrow pending Adjudication of such Claim(s).

If the Purchaser delivers an Indemnification Notice pursuant to Article VII of this Agreement, the Purchaser may, but it shall not be required to, deliver a notice to the Escrow Agent in accordance with the terms of the Escrow Agreement, instructing the Escrow Agent to retain in escrow from the Escrow Amount and/or a notice to the Seller advising the Seller that the Purchaser has elected to set-off from the Escrow Amount such amounts (which shall be specified in such notice(s) to the Escrow Agent and/or the Seller) as the Purchaser reasonably determines may be necessary to satisfy the Claim(s) set forth in such Indemnification Notice (including reasonable costs and attorneys fees and disbursements in respect thereof) pending Adjudication of such Claim(s). “Adjudication” means, unless otherwise agreed among the Parties, a final judgment or order of a court of competent jurisdiction not subject to any further appeals.

Upon the Adjudication of a Claim, (i) if the amount set-off pursuant to this Section 2.08 by the Purchaser exceeds the aggregate amount of all remaining unresolved Claims, at such time the Purchaser shall pay, or (ii) if the amount retained by the Escrow Agent from the Escrow Amount exceeds the aggregate amount of all remaining unresolved Claims, the Purchaser shall instruct the Escrow Agent to pay in accordance with the terms of the Escrow Agreement, to the Seller (to an account or accounts designated by the Seller in writing) any such excess from amounts retained by the Escrow Agent or set-off by the Purchaser, subject, in all cases, to such adjustments as may be required to be made pursuant to Section 2.07; it being understood that if at such time the aggregate amount being retained by the Escrow Agent or set-off by the Purchaser is less than or equal to the aggregate amount of all Claims pending at such time, the Purchaser shall not be obligated to pay any amounts to the Seller, subject, however, to the Adjudication of such Claims.

Nothing in this Section 2.08 shall limit or impair, in any way, the rights of the Purchaser set forth in Article VII of this Agreement.

CLOSING AND PAYMENT OBLIGATION

Closing. The consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall be held at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, simultaneously with the execution of this Agreement. The date of the Closing is sometimes herein referred to as the “Closing Date”. At the Closing, all of the transactions contemplated hereby shall be deemed to have been consummated as of 12:01 a.m. on the Effective Date. By mutual agreement of the Parties, the Closing may be alternatively accomplished by facsimile transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Closing.

Deliveries by the Seller Parties. Upon the terms and subject to the conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Purchaser contained herein, and in consideration of the Purchase Price and the assumption of the Assumed Liabilities, the Seller agrees to deliver (or cause to be delivered) to the Purchaser at the Closing the following agreements and documents, all reasonably satisfactory in form and substance to the Purchaser and its legal counsel (the delivery of which may be waived in writing by the Purchaser):

a duly executed Escrow Agreement in the form attached hereto as Exhibit C;

a duly executed bill of sale for all of the Acquired Assets in the form attached hereto as Exhibit D;

a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

all documents necessary to transfer to the Purchaser the registered domain name related to the Website;

all documents of title, if any, necessary to transfer to the Purchaser any of the Owned Tangible Property included within the Acquired Assets;

evidence satisfactory to the Purchaser that any and all Encumbrances on the Acquired Assets (other than Permitted Encumbrances) have been released;

evidence of receipt of all consents set forth on Schedule 3.02(g) and any related filings having been made;

certified copies of all resolutions of the Board of Directors of the Seller approving the transactions contemplated by the Agreement;

the Employment and Non-Competition Agreement, duly executed by Andrew Maggio in the form attached hereto as Exhibit B;

such other deeds, endorsements, assignments and other instruments as, in the opinion of counsel for the Purchaser, may be reasonably required to vest in the Purchaser all right, title and interest of every kind and description in and to any of the Acquired Assets, free of any Encumbrances (other than Permitted Encumbrances) and to cause the Purchaser to assume all of the Assumed Liabilities.

Deliveries by the Purchaser. Upon the terms and subject to the conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein, and in consideration of the transfer and sale of the Acquired Assets, the Purchaser agrees to deliver at the Closing the following, all satisfactory in form and substance to the Seller and its legal counsel (the delivery of which may be waived in writing by the Seller):

the wire transfer of the Purchase Price as set forth in Section 2.04;

a duly executed Escrow Agreement and a duly executed Assignment and Assumption Agreement;

the Employment and Non-Competition Agreement duly executed by the Purchaser or an Affiliate of the Purchaser; and

such other documents and instruments as in the opinion of counsel for the Seller may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

ADDITIONAL AGREEMENTS

Agreement Not to Compete and to Maintain Confidentiality.

For good and valuable consideration and in furtherance of the sale of the Acquired Assets and the Business to the Purchaser hereunder, in order to induce the Purchaser to enter into and perform this Agreement, to ensure that the Purchaser obtains the benefits it reasonably expects to obtain hereunder and to more effectively protect the value and goodwill of the Acquired Assets and the Business, each of the Seller Parties covenants and agrees that for a period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, it shall not, and shall use commercially reasonable efforts to ensure that any agents, representatives and other Persons acting on behalf of the Seller (the Seller and such agents, representatives, and other Persons being collectively referred to as the “Restricted Persons”) do not, directly or indirectly, for the benefit of the Seller, its Affiliates, or themselves:

(whether as principal, agent, independent contractor, partner or otherwise or by any other means) own, manage, operate, control, invest in or otherwise establish, operate, or carry on any business which engages in a business competitive with the Services offered by the Seller as part of the Business as of the Closing Date in any geographic area in which the Business, or the business of the Purchaser; provided, however, that it will not be deemed a breach of this Agreement:

if the Restricted Persons and their respective Affiliates acquire an interest in, or make any investment in, any Person (i) where the amount invested was less than $50,000, (ii) in which such Restricted Persons and such Affiliates do not have the right to designate a majority of the members of the board of directors (or similar governing body) of such Person, (iii) in which such Restricted Persons and such Affiliates own less than 10% of the outstanding voting securities or (iv) that derives no more than 10% or less of its gross revenues from the sale or provision of services that are competitive with the Business; or

for any of the Restricted Persons to conduct any businesses other than the Business;

induce or attempt to persuade any customer of the Business to terminate the relationship of such customer with the Business;

induce or attempt to persuade any Business Personnel (as defined below) to terminate or to refuse to enter into any employment, agency or other business relationship with the Purchaser. For purposes of this clause (iii), “Business Personnel” means any person (A) who is an employee, consultant, independent contractor or free-lance worker of the Seller or an Affiliate of the Seller on the Closing Date and who becomes employed or engaged by the Purchaser or an Affiliate of the Purchaser in connection with the transactions contemplated hereby, or (B) who is an employee, consultant, independent contractor or free-lance worker of the Purchaser or an Affiliate of the Purchaser employed or engaged in the Business or (C) who within one (1) year prior to the prohibited contact by a Restricted Person was an employee, consultant, independent contractor or free-lance worker employed or engaged in the Business for or on behalf of the Seller, the Purchaser or an Affiliate of the Purchaser or the Seller; or

Each of the Seller Parties hereby expressly represents and warrants that it has or may have knowledge of certain commercial and marketing information and material regarding the Acquired Assets and the Business (including, but not limited to, the Services, lists of customers, product documentation, development work, lead lists, trade secrets and other Proprietary Information of the Seller relating to the Business) (the “Confidential Information”). The Seller acknowledges and agrees that all such Confidential Information is confidential and proprietary and that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having economic value to the Purchaser, and constitutes a substantial part of the value to the Purchaser of the Business and the Acquired Assets. The Seller acknowledges and agrees that the Purchaser would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than the Purchaser or any of its Affiliates to compete with the Purchaser’s operation of the Business after the Closing Date. Accordingly, each of the Seller Parties covenants and agrees that it shall not, and shall use its reasonable best efforts to ensure that each other Restricted Person does not, without the prior written consent of the Purchaser, disclose, use or exploit any such Confidential Information, for the benefit of the Seller, any other Restricted Persons or of any third-party; provided, that the term “Confidential Information” shall not include any information or material that:

is or becomes publicly known through no act of any Restricted Person;

is required to be disclosed to or by order of a governmental agency or a court of law or otherwise as required by law or legal process; provided, that prior to any such disclosure notice of such requirement of disclosure is provided to the Purchaser and the Purchaser is afforded the reasonable opportunity to object to such disclosure; or

becomes available to the Seller on a non-confidential basis from a third party source; provided, that such source is not bound by a confidential, legal or fiduciary duty of confidentiality to the Purchaser or any Affiliate thereof with respect to such information or material.

Each of the Seller Parties expressly acknowledges that (i) each of the covenants contained in this Section 4.01 are integral to the sale to the Purchaser of the Acquired Assets and the Business, (ii) without the protection of such covenants, the Purchaser would not have entered into this Agreement, (iii) the consideration paid by the Purchaser bears no relationship to the damages the Purchaser may suffer in the event of any breach of any of the covenants of this Section 4.01, and (iv) such covenants contain limitations as to time, geographical area and/or scope of activity to be restrained which are reasonable and necessary to protect the Purchaser’s business interests. If this Section 4.01 shall nevertheless for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be enforceable to the fullest extent compatible with applicable laws that shall then apply. The Seller hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate the Purchaser in connection with an actual or threatened breach by the Seller of any of the provisions of this Section 4.01. Accordingly, each of the Seller Parties, on its own behalf and on behalf of each of the other Restricted Persons, hereby expressly waives all rights to raise the adequacy of the Purchaser’s remedies at law as a defense if the Purchaser seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 4.01. In addition, the Purchaser shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 4.01.

Each of the Seller Parties hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition and confidentiality covenants in this Section 4.01 should such enforcement ever become necessary.

Taxes, Fees and Expenses. The Seller shall pay all sales, use, transfer and purchase taxes and fees, if any, arising out of the transfer of the Acquired Assets pursuant to this Agreement.

Employees; Employee Benefits.

The Purchaser may, in its sole discretion, make an offer of employment to, and employ, certain Employees of Seller, but shall not be obligated to do so. Those Employees to whom the Purchaser makes an offer of employment, and who become employed by the Purchaser, are referred to herein individually as a “Transferred Employee” and collectively as the “Transferred Employees.” The Seller shall be responsible for, and shall indemnify and hold harmless (as set forth in Article VII of this Agreement) the Purchaser from and against, any and all severance, termination, retention, “golden parachute,” unemployment compensation or any similar payment or other liabilities or obligations with respect to any Employee, whether or not the Purchaser extends an offer of employment to such Employee, whether or not such Employee accepts employment with the Purchaser, whether pursuant to any corporate policy, plan, agreement, or arrangement of Seller with respect to such Employee, any Benefit Plan, or by law (domestic or foreign and including, but not limited to, any liability under the Workers Adjustment and Retraining Notification Act as it may be amended from time to time and the provisions of Section 4980B of the Code and Part 6 of the Subtitle B of Title I of ERISA), and whether or not pursuant to individual agreement or commitment or group plan. No agreement, understanding or arrangement entered into by a Transferred Employee and the Seller prohibits or restricts (or shall prohibit or restrict) any Employee from disclosing Proprietary Information of the Seller to the Purchaser or its Affiliates after the Closing.

The Purchaser shall not assume any of the Seller’s Benefit Plans. To the extent required by the terms of any such plan or program, the Purchaser shall give each Transferred Employee credit for such employee’s service with the Seller and any of its Affiliates and any of their respective predecessors prior to the Closing for all purposes, including participation requirements, vesting and benefit accrual (except for purposes of benefit accrual under any defined benefit pension plan sponsored by the Purchaser or any of its Affiliates) under any benefit plan or program of the Purchaser and any of its Affiliates in which Transferred Employees are eligible to participate, except to the extent that such credited service would result in a duplication of benefits.

Subject to applicable law, except as forth in this Section 4.03, as of and after the Closing Date, the Purchaser shall not assume any obligation or liability for and the Seller shall remain responsible for (i) any vested benefits accrued by Transferred Employees, Employees and former employees under any Benefit Plans, whether or not set forth in any employment agreement with the Seller, including, without limitation, under any equity appreciation or stock option plans of the Seller and (ii) any and all obligations and liabilities to Transferred Employees, Employees and former employees of the Seller related to any employment or service performed or otherwise, which were incurred or accrued prior to the Closing, including, without limitation, under any Benefit Plans that the Seller is or becomes obligated to provide prior to or after the Closing, including, without limitation, retirement benefits, disability payments and the obligation to provide COBRA continuation coverage to such former employees and their beneficiaries, whether payable prior to or after the Closing.

The Purchaser shall be solely responsible for all severance, termination and other liabilities pursuant to the Purchaser’s plans or policies related to the termination of employment of each Transferred Employee whose employment is terminated by the Purchaser after the Closing Date and shall be responsible for all other liabilities relating to the Transferred Employees that arise after the Closing Date.

As soon as practicable on or after the Closing Date, the Purchaser shall take any and all action necessary to cause the trustee of any tax-qualified defined contribution plan of the Purchaser or any of its Affiliates to which any Transferred Employee becomes a participant (“Purchaser 401(k) Plan”) to accept a direct rollover of all of such Transferred Employee's “eligible rollover distribution” within the meaning of Section 402 of the Code from the Seller’s 401(k) plan, which shall consist of only cash and any outstanding qualifying 401(k) plan loan notes. Any such qualifying 401(k) plan loan notes shall not be treated as due and payable immediately as of the date such rollover occurs and instead shall be transferred to the Purchaser 401(k) Plan.

Maintenance of Books and Records. Each of the Parties shall preserve, until at least the seventh (7th) anniversary of the Closing Date, all pre-closing records possessed or to be possessed by such Party relating to the Acquired Assets, the Assumed Liabilities or the Business. After the Closing Date and up until at least the seventh (7th) anniversary of the Closing Date, upon any reasonable request from a Party or its Representatives, the Party holding or controlling such records shall, or shall cause its Affiliates to, (x) provide to the requesting Party or its representatives reasonable access to inspect and audit such records during normal business hours and (y) permit the requesting Party or its Representatives to make copies of such records, in each case at no cost to the requesting Party or its Representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this Section 4.04 for any reasonable purpose, including, but not limited to, to the extent reasonably required in connection with the Audit, accounting, Tax, litigation, federal securities disclosure or other similar needs of the Party seeking such records. Without limiting the foregoing, each Party shall cause, and (as applicable) shall cause each of its Affiliates to cause, its employees to cooperate to the fullest extent practicable, with the Seller and its Affiliates and any agents, representatives and other Persons acting on behalf of such purchaser or successor), in each case with respect to the foregoing, to the extent that such access may be reasonably required by the other Party or Parties or any of their respective Affiliates for any lawful business purpose, including without limitation the investigation, defense, prosecution, litigation and final disposition of any claims that might have been or might be made by or against such Party or any Affiliate of such Party in connection with the Business. Such cooperation shall include, without limitation, the execution of affidavits, appearances, testimony and production of documents pursuant to federal and state criminal and civil subpoenas, depositions, interrogatories and other requests.

Bulk Sales Law. The Purchaser hereby waives compliance by the Seller with the provisions of all applicable state bulk sales laws, and the Seller Parties warrant and agree to pay and discharge when due all claims of creditors which could be asserted against the Purchaser by reason of such noncompliance to the extent that the liabilities to such creditors arise before or as a result of the Closing.

[intentionally omitted]

Further Assurances; Email and Website. After the Closing, each Party shall, at the request of the other Party and without further conditions or consideration, execute and deliver from time to time such other instruments of conveyance and transfer and take such other actions as such other Party may reasonably request in order to more effectively consummate the transactions contemplated hereby.

4.08 Accounts Receivable. The Seller shall instruct its customers to remit payments in respect of the Accounts Receivable to the Purchaser in accordance with written instructions of the Purchaser. The Seller shall maintain its current billing systems for the benefit of the Purchaser for a period of thirty (30) days after the Closing at the Seller’s sole cost and expense.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the letter, dated the date hereof, delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement (the “Seller’s Disclosure Letter”) (with specific reference to the particular Section or subsection of the Agreement to which the information set forth in such letter relates, each of the Seller Parties, jointly and severally, represents and warrants to the Purchaser as follows:

Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Seller has all requisite corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of the Business or the ownership, leasing or holding of the Acquired Assets makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement. A list of the jurisdictions in which the Seller is so qualified is set forth on Schedule 5.01.

Authorization. The Seller has all requisite power and authority to enter into this Agreement and the Related Documents to be executed and delivered by the Seller pursuant hereto or in connection with the transactions contemplated hereby or thereby, and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement and the Related Documents to which it is a Party, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly taken.

Valid and Binding. This Agreement and each Related Document, to the extent any Seller Party is a party thereto, constitutes a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms (assuming this Agreement each Related Document constitutes the valid and binding agreement of the Purchaser or such other party), except that (i) such enforcement may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

No Violation. The execution and delivery of this Agreement and each Related Document by each Seller Party, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof, do not and will not (subject only to obtaining any required consents, approvals, authorizations, exemptions or waivers set forth on Schedule 5.05) (i) conflict with, or result in any violation of, any provision of the Articles of Incorporation or By-laws of the Seller (as amended, if applicable), (ii) conflict with, or result in any violation of or default on the part of any Seller Party (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Encumbrance upon any of the Acquired Assets, under any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which such Seller Party is a party or by which any of its properties or assets are bound, or (iii) conflict with, or result in any violation of any statute, regulation, rule, injunction, judgment, order, law, ordinance, decree, ruling, charge or other restriction of any government, governmental agency, or court applicable to any Seller Party, or its property or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Affect or adversely affect the ability of the Seller Parties to consummate the transactions contemplated by this Agreement.

Consents and Approvals. Except as set forth on Schedule 5.05, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any court or other tribunal, and no consent or waiver of any party to any Contract is required to be obtained by any Seller Party in connection with the execution, delivery and performance of this Agreement and each Related Document or the consummation of the transactions contemplated hereby or thereby.

Financial Statements. The Seller has furnished to the Purchaser complete copies of (i) unaudited balance sheets of the Business as of December 31, 2004, December 31, 2005 and December 31, 2006, and an unaudited balance sheet of the Business as of September 30, 2007 and (ii) unaudited income statements of the Business for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 and an unaudited income statement of the Business for the nine-month period ended September 30, 2007 (collectively, the “Financial Statements”), copies of which are attached hereto as Schedule 5.06. The Financial Statements have been prepared on the basis of the books and records maintained by the Seller in the ordinary course of business in accordance with the accounting policies and procedures of the Seller in a manner consistently used and applied throughout the periods involved. Except as set forth on Schedule 5.06, the Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the assets, liabilities and the financial condition of the Business as at the respective dates thereof and the results of operations of the Business for the periods then ended.

Interim Operations. Except as set forth on Schedule 5.07(a), since December 31, 2006:

the Business has been conducted by the Seller in the ordinary and usual course and in a manner consistent with past practice;

with respect to the Business, the Seller has not:

suffered any Material Adverse Effect;

incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary and usual course of business and consistent with past practice and except for liabilities and obligations that have not, individually or in the aggregate, been material to the Business;

increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary and usual course of business and consistent with past practice;

permitted or allowed any of the Acquired Assets to be subjected to any Encumbrance (except Permitted Encumbrances);

canceled any debt for borrowed money owing to the Seller or waived any material claims or rights;

sold, transferred, or otherwise disposed of, or transferred or granted any rights under any lease, license or agreement with respect to any of its assets, except pursuant to Customer Contracts entered into in the ordinary course of business consistent with past practice;

disposed of, failed to take reasonable steps to protect, or permitted to lapse, any rights for the use of, the Intellectual Property, other than Incidental Intellectual Property, used in the Business;

made any change in any method of accounting or accounting practice, except insofar as may be required by GAAP;

made any single capital expenditure or future commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets, or made capital expenditures or future commitments in excess of $25,000 in the aggregate for additions to property, plant, equipment or intangible capital assets;

made any single capital expenditure or future commitment in excess of $10,000 for improvements, updates or fixes to its systems, Products or the development of new Software, or made aggregate capital expenditures or future commitments in excess of $25,000 for improvements, updates or fixes to its systems, Products or the development of new Software;

made any material change in development, marketing or pricing policies relating to products or services of the Business (whether or not in the ordinary and usual course of business);

had any significant labor dispute or received written notice of any grievance;

borrowed or agreed to borrow any funds;

paid and/or declared any dividends (other than in cash) with respect to its shares of capital stock, whether in shares of capital stock or other property;

granted to any officer or employee any increase in compensation or benefits;

paid any pension, retirement allowance or other employee benefit not required by any plan, policy or program set forth on Schedule 5.20(a) or any employment agreement set forth on Schedule 5.20(a);

adopted, agreed to adopt, or made any announcement regarding the adoption of (i) any new pension, retirement or other employee benefit plan, program or policy, or (ii) any amendments to any existing pension, retirement or other employee benefit plan, policy or program set forth on Schedule 5.20(a) unless otherwise required by applicable law;

except as set forth in the Financial Statements, written off as uncollectible any notes or Accounts Receivable, other than in the ordinary course of business;

changed its practice or policy with respect to collection of Accounts Receivable; or

suffered or agreed to take any of the actions set forth in this subparagraph (ii).

None of the assets of the Seller used in the Business have been affected in any way as a result of fire, explosion or other casualty (whether or not covered by insurance).

Undisclosed Liabilities. To Seller’s Knowledge, with respect to the Business, the Seller does not have any liabilities or obligations (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) disclosed on Schedule 5.08, (ii) disclosed in the Financial Statements in accordance with GAAP, (iii) arising in the ordinary course of business consistent with past practice under any Contract or (iv) incurred in the ordinary course of business consistent with past practice since December 31, 2006.

Taxes.

All Tax Returns required to be filed with any Tax Authority on or prior to the date hereof by or with respect to the Seller have been filed, except Tax Returns for which requests for extensions have been timely filed, and all such filed Tax Returns are complete in all material respects.

The Seller has paid all Taxes shown as due and payable on Tax Returns that have been filed.

The Seller has paid or accrued on its December 31, 2006 balance sheet included in the Financial Statements all Taxes payable by it for all Taxable Periods ending on or before December 31, 2006 for which no Tax Return has yet been filed.

No federal, state, local or foreign audits, examinations or other administrative or court proceedings are presently pending with regard to any Tax Returns or Taxes of the Seller.

There are no Encumbrances for Taxes on the assets of the Seller, other than Encumbrances for Taxes not yet due.

The Seller has withheld from each payment to any of its officers, directors, employees or creditors all amounts which it is required by the laws to which it is subject to withhold or deduct, has timely remitted all amounts so withheld or deducted to the proper recipients thereof in the manner required by such laws and has made adequate provision in its books for all such amounts which it is not yet required to remit.

No claim has ever been asserted by a Tax Authority in a jurisdiction where the Seller has not filed Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.

Schedule 5.09(h) sets forth all the states for which the Seller is required to file income or franchise Tax Returns (or similar type of Tax Returns) for the Taxable Period most recently ended, or for which the Seller expects to be required to file for the current Taxable Period.

The Seller has provided the Purchaser copies of: (i) all income or franchise Tax Returns filed by, or on behalf of, the Seller since its incorporation (the “Tax Period”); (ii) all material notices, protests or other correspondence issued by or filed with a Tax Authority relating to any Taxes for any Taxable Period beginning with the Tax Period; (iii) any elections or disclosure of any controversial positions filed by or on behalf of the Seller with any Tax Authority (whether or not filed with any Tax Return); (iv) any letter rulings, determination letters or similar documents issued by any Tax Authority with respect to the Seller; (v) any closing agreement entered into by the Seller with any Tax Authority; and (vi) Tax Return work papers.

Condition of Property. Except as set forth on Schedule 5.10, all Tangible Property included within the Acquired Assets is in good operating condition and repair, reasonable wear and tear excepted, and all such Tangible Property is adequate for the uses to which it is being put. None of such Tangible Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

Contracts and Commitments.

Schedule 5.11(a) lists all Contracts (copies of which have heretofore been made available to the Purchaser) and describes all currently effective oral agreements and commitments, if any, to which the Seller is a party in respect of the Business and involving annual payments by any party in excess of $10,000. The Contracts listed on Schedule 5.11(a) are referred to herein as the “Scheduled Contracts.” Each Scheduled Contract that is a Customer Contract was entered into in the ordinary course of business. Except as set forth on Schedule 5.11(a), (i) all written Scheduled Contracts constitute valid and binding agreements of the Seller party thereto, and, to the Seller’s Knowledge, each other party thereto, enforceable in accordance with their terms except (A) as such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (B) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (ii) with respect to the Scheduled Contracts (A) there are no existing material defaults by the Seller or, to the Seller’s Knowledge, by any other party thereto and (B) there is no event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under the Scheduled Contracts by the Seller, or by any other party thereto and (iii) the Seller is not restricted under any Scheduled Contract from carrying on the Business in any geographical location.

The Seller does not own any Real Property in respect of the Business. The only leases for Real Property to which the Seller is a party in respect of the Business are as set forth on Schedule 5.11(b) (each, a “Lease” and collectively, and together with all addenda, the “Leases”). With respect to each Lease, (i) such Lease is in full force and effect and is binding and enforceable in accordance with its terms except (A) as such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, (B) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) all rental and other charges payable pursuant to the terms and conditions of such Lease have been paid and no rent has been paid in advance more than 30 days; (iii) to the Seller’s Knowledge, there are no charges, offsets or defenses against the enforcement by the lessors thereunder of any agreement, covenant or condition on the part of the Seller to be performed or observed pursuant to the terms of the Leases; (iv) there are no defaults by the Seller of any material agreement, covenant or condition on the part of the Seller to be performed or observed pursuant to the terms of such Leases; (v) there are no actions or proceedings pending or, to the Seller’s Knowledge, threatened, by the lessor under such Leases; (vi) except for the security deposits required by the Leases identified on Schedule 5.11(b), the lessor does not hold any deposits for the Seller’s accounts under such Leases; (vii) except as set forth on Schedule 5.05, the consummation of the sale of the Acquired Assets will not constitute a prohibited transfer or assignment under the Leases (or lessor’s consent to any such transfer or assignment will have been obtained prior to Closing); and (viii) to the Seller’s Knowledge, there are no defaults by the lessor under each Lease of any material agreement, covenant or condition on the part of the lessor to be performed or observed pursuant to the terms of the Lease. The current expiration dates and remaining options to extend the Leases are as set forth on Schedule 5.11(b). Minimum monthly rent and additional rent under the Leases are set forth on Schedule 5.11(b).

[intentionally omitted]

Assets of the Seller.

Except as described on Schedule 5.13(a), the Seller has valid, good and marketable title to, or has a valid leasehold interest or valid license or other contractual rights in, the Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

The Acquired Assets constitute all of the assets and properties that are necessary or required for the operation or conduct of the Business in the manner presently operated and conducted by the Seller as of the date hereof.

Land Use Matters. There are no pending or, to the Seller’s Knowledge, threatened, legal actions or proceedings in the nature of condemnation proceedings that might prohibit, restrict or impair the use and occupancy of the property covered by the Lease, or result in the suspension, revocation, impairment, forfeiture or non-renewal of any required licenses, permits, certificates and approvals for the use and occupancy and operation of the properties covered by the Leases, other than such prohibitions, restrictions, suspensions, revocations, impairments, forfeitures and non-renewals that individually or in the aggregate would not result in a Material Adverse Effect.

Environmental Matters. To the Seller’s Knowledge, the Seller is in compliance in all material respects with all applicable Environmental Laws and Environmental Permits in respect of the Business. There are no Environmental Claims pending or, to the Seller’s Knowledge, threatened, against the Seller or against any of the Acquired Assets and, to the Seller’s Knowledge, there exists no basis, facts or circumstances which could reasonably be expected to give rise to an Environmental Claim.

Insurance. Schedule 5.16 (i) lists the insurance policies currently maintained with respect to the Business (summaries of which have been provided to the Purchaser) in such amounts, with such deductibles as listed therein and (ii) specifically describes all claims made by the Seller during the past three (3) years under any such insurance policies. All premiums due and payable with respect to the insurance policies listed on Schedule 5.16 have been paid, and the Seller has not received any written notice that (i) any of the policies listed on Schedule 5.16 are not in full force and effect, or that any such policies have been cancelled or terminated, except for policies that have been replaced on substantially similar terms prior to the date of such cancellation.

Employees and Labor Relations.

Schedule 5.17(a) contains the names of all persons employed or retained by the Seller, on a full-time, part-time or temporary basis, relating to the Business, including those employees of the Business on disability leave, parental leave or other absence as of the date hereof (each, an “Employee” and collectively, the “Employees”), and lists which Employees are leased, part-time or temporary employees and lists the salary for each Employee. The Seller has provided the Purchaser with the commission, bonus entitlement, profit sharing arrangements both contractual and discretionary, and current vacation accrual for each Employee, has indicated which Employees are currently on short-term or long-term disability, and has provided the date of each Employee's commencement of employment and a description of each Employee's function in the Business. Except for the persons listed on Schedule 5.17(a), the Seller does not have any employment, compensation, noncompetition, nonsolicitation or other similar arrangements with any individuals who perform services for the Seller in connection with the Business.

A copy or description of the standard terms of employment (including noncompetition and nonsolicitation obligations) of the Employees is attached hereto as Schedule 5.17(b). All Employees employed on terms other than substantially in accordance with such standard terms are employed pursuant to an employment agreement identified on Schedule 5.17(b). All Employees are “at will” employees, each of whom can be terminated at any time without penalty or premium and whose employment terms are solely governed by the current policy manual of the Seller (a true and complete copy of which has been provided to the Purchaser), except as otherwise specified on Schedule 5.17(b).

Except as set forth on Schedule 5.17(c), (i) there is no current or pending labor strike or work stoppage or lockout against the Seller or materially affecting the Business; during the past five (5) years there has not been any such action against the Seller in respect of the Business; and to the Seller’s Knowledge, there has not been, and is not now, any such action threatened against the Seller or materially affecting the Business; (ii) none of the Employees are represented by a union or subject to a collective bargaining agreement and, to the Seller’s Knowledge, no union organizational campaign is in progress with respect to the Employees and no question concerning representation exists respecting such Employees; (iii) with respect to the Employees, the Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice; and (iv) there are no written agreements or arrangements between (x) the Seller and (y) any current or former employee, consultant, independent contractor, or leased or contract employee obligating the Seller to make any payment or increase compensation due to any such individual as a result of the transactions contemplated by this Agreement, nor will the transactions contemplated by this Agreement result in any breach of any agreement with any current or former employee, consultant, independent contractor, or leased or contract employee.

Except as set forth on Schedule 5.17(d), there are no loans outstanding from the Seller to any of the Employees.

The Seller is not in breach of any material terms of employment of any Employee nor, to the Seller’s Knowledge, is any Employee in breach of any material term of his or her employment relationship.

As of the date hereof, no Employee has given or received written notice of termination of his or her employment.

With respect to the Business and the Employees, the Seller (i) has complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended (“INA”), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes; (ii) has complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA; (iii) has obtained and maintained the employee records and I-9 forms in proper order as required by United States law; and (iv) does not employ any workers unauthorized to work in the United States.

Litigation. Except as set forth on Schedule 5.18, as of the date hereof, there is no action, proceeding or investigation by or before any court, governmental agency or arbitrator or other tribunal that is pending or, to the Seller’s Knowledge, threatened (an “Action”) which:

is or may be brought against or which involves the Seller in respect of the Business;

questions or challenges the validity of, or seeks damages or equitable relief on the basis of, this Agreement or any action taken or to be taken by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby; or

is likely to affect the right of the Purchaser after the Closing Date to own all right, title and interest in and to the Acquired Assets or to conduct the Business as presently conducted.

Court Orders, Decrees, and Laws. The Seller is in compliance in all material respects with all applicable federal, state or local laws, rules, regulations, ordinances, zoning requirements, governmental restrictions, orders, judgments and decrees affecting, involving or relating to the Business, and the Seller has not received any written notices alleging any such violation. The foregoing shall be deemed to include laws, rules and regulations relating to the federal patent, copyright, and trademark laws, state trade secret and unfair competition laws, and to all other applicable laws, rules and regulations including, but not limited to, equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulations, health product marketing, anti-bribery, anti-kickback, physician self-referral and false claims, safety (including OSHA), building, electronic signatures, import and export, zoning or health and privacy laws (including, without limitation, HIPAA), ordinances and regulations. Seller has not made or agreed to make gifts of money, other property or similar benefits, or provide any other remuneration directly or indirectly (other than incidental gifts of articles of nominal value used in a practice) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Seller or the Business (or any of their respective family members or affiliates) in connection with any actual or proposed transaction.

Employee Benefit Plans; ERISA.

Schedule 5.20(a) contains a list of employee benefit plans under Section 3(3) of ERISA and any other employment, consulting, bonus, deferred compensation, incentive compensation, severance, termination or post-employment pay, disability, hospitalization or other medical, dental, vision, life or other insurance, stock purchase, stock option, stock appreciation, stock award, pension, profit sharing, 401(k) or retirement plan, agreement or arrangement, and each other employee benefit plan or arrangement arising out of the employment or the termination of an Employee, former employee, retiree or sales personnel, by the Seller, whether written or oral, tax-qualified under the Code or non-qualified, whether covered by ERISA or not, maintained or contributed to by the Seller, its Affiliates or any trade or business under common control with the Seller (as determined pursuant to Section 414(b), (c), (m), (o) or (t) of the Code) covering any such person (collectively, “Benefit Plans”). The Seller has made available to the Purchaser true and complete copies of the Benefit Plans. The Seller does not have any legally binding oral or written plan or other commitment, whether covered by ERISA or not, to create any additional plan, agreement or arrangement or to modify or change any existing Benefit Plan in any manner that would affect any of the Transferred Employees.

The Seller does not maintain, nor has it ever maintained or contributed to, a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA.

All contributions or other amounts which the Seller is required to make under the terms of the Benefit Plans with respect to Transferred Employees on or prior to Closing have been paid.

There are no pending, or to the Seller’s Knowledge, threatened, claims, litigation, administrative actions or proceedings against or otherwise involving any of the Benefit Plans by any Transferred Employee (other than routine claims for benefits) that would reasonably be expected to have a Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Benefit Plan or, to the Seller’s Knowledge, any fiduciary thereof in that capacity, related to the Transferred Employees.

None of the Acquired Assets is subject to any Encumbrance under Section 302(f) of ERISA or Section 412(n) of the Code.

Customers and Vendors.

Set forth on Schedule 5.21(a) is a true, complete and current list of the Seller’s top 20 customers (the “Customers”), as measured by revenues contributed to the Business for each of (i) the year ended December 31, 2006 and (ii) the nine months ended September 30, 2007, including the revenue received from such Customers in each of such 12-month and nine-month periods.

Schedule 5.21(b) is a true, complete and current list of each vendor that is a supplier of any significant material, product, component or service used in the Business during each of the year ended December 31, 2006 and the nine months ended September 30, 2007 (each, a “Vendor”). Except as set forth on Schedule 5.21(b), the Seller has written Contracts with each such Vendor, each of which Contract is included on Schedule 5.11(a). Schedule 5.21(b) identifies Vendors to whom the Seller paid in the aggregate $10,000 or more during the most recently completed fiscal year, together with, in each case, the amount paid or billed during such period.

To the Seller’s Knowledge, no Customer has indicated in writing that it will stop, or materially decrease the rate of, purchasing services from the Business, and no Vendor has indicated in writing that it will stop, or materially decrease the rate of, supplying materials, products, components or services to the Business.

Broker’s Fees. Except for the fee owed to David Heller & Company, LLC (or its affiliates), which the Seller shall pay at the Closing and be solely responsible for in full, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, except those for which the Seller will be solely responsible.

Related-Party Transactions. Schedule 5.23 contains a complete and correct list, and copy, of each contract, agreement, license, lease, or arrangement between the Seller and (i) any Affiliate of the Seller; (ii) any officer or employee of the Seller; (iii) any corporation, trust, or other entity in which the Seller or any such officer or employee has a material equity or participating interest; (iv) any partnership in which the Seller or any such officer or employee has a partnership or participating interest; or (v) any such officer or employee, in each case, relating to or involving the Business.

Licenses; Permits. Schedule 5.24 sets forth all Governmental Authorizations and Permits maintained by the Seller in respect of the Business. Such Governmental Authorizations and Permits constitute all approvals, authorizations, certifications, consents, variances, permissions, licenses, or permits to or from, or filings, notices, or recordings to or with, federal, state, or local governmental authorities that are required for the ownership and use of the Acquired Assets and the conduct of the Business as currently conducted by the Seller under federal, state, and local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree. The Seller is in compliance in all material respects with all terms and conditions of such Governmental Authorizations and Permits. All of such Governmental Authorizations and Permits are in full force and effect, and to the Seller’s Knowledge, no suspension or cancellation of any of them is being threatened, nor will any of such Governmental Authorizations and/or Permits be affected by the consummation of the transactions described in this Agreement.

Accounts Receivable. All Accounts Receivable of the Seller have arisen in the ordinary course of business in arm’s-length transactions for goods actually sold and services actually performed or to be performed, represent valid obligations to the Seller, collectible in full in accordance with their terms within 30 days after the day on which they first become payable, subject to any bad debt or similar reserves reflected on Seller’s Financial Statements in accordance with GAAP, and are subject to no known set-offs or counterclaims. The Seller has available in its records copies of invoices or electronic records of services performed and all existing Contracts with respect to all such Accounts Receivable.

Disclosure. None of the representations and warranties of the Seller in this Agreement, together with statements contained in this Agreement or in any Related Document contain any untrue statement of material fact or omit to state any material fact necessary in order to make such representations, warranties or statements not misleading.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

Organization; Due Authorization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power to execute, deliver and perform this Agreement and each Related Document to which it is a party. The Purchaser has all requisite power and authority to enter into this Agreement and the Related Documents to be executed and delivered by the Purchaser pursuant hereto or in connection with the transactions contemplated hereby or thereby, and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and the Related Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly taken.

Valid and Binding. This Agreement and each Related Document, to the extent that the Purchaser is a party thereto, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (assuming this Agreement each Related Document constitutes the valid and binding agreement of the Seller or such other party), except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

No Violation. The execution and delivery of this Agreement and each Related Document by the Purchaser, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof does not and will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon any of the properties or assets of the Purchaser under, any provision of (i) the Certificate of Incorporation or By-laws of the Purchaser, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which the Purchaser is a party or by which any of its properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or its property or assets. Purchaser possesses, or is the beneficiary of, a sufficient number of licenses from Microsoft Corporation to permit it to continue to utilize the Microsoft general purpose office and operating system software installed on the Computer Equipment included within the Acquired Assets.

SEC Documents. The Purchaser has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2005 (the “Purchaser SEC Documents”). As of their respective dates, the Purchaser SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Purchaser SEC Document has been revised or superseded by a later-filed Purchaser SEC Document filed and publicly available prior to the date of this Agreement (the “Filed Purchaser SEC Documents”), as of the date of this Agreement, none of the Purchaser SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in the Purchaser SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Purchaser SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither Purchaser nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Purchaser and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser.

Broker’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser, except those for which Purchaser will be solely responsible; provided, that Seller shall be solely responsible for the fee payable to David Heller & Company, LLC (or its affiliates), as specified in Section 5.23.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Survival of Representations and Warranties. All representations and warranties made by any Party in this Agreement shall survive the Closing until the expiration of the statute of limitations applicable thereto (in each case, the “Survival Period”). No investigation by, or Knowledge of, the Purchaser shall relieve the Seller from any liability for any breach of a representation or warranty made in this Agreement or in any Related Document. Covenants and agreements required to be performed after the Closing shall survive the Closing and shall expire in accordance with their terms.

Notice of Damages. A Party seeking indemnity hereunder (the “Indemnified Party”) shall give the Party from which indemnity is sought hereunder (the “Indemnitor”) prompt written notice (hereinafter, the “Indemnification Notice”) of any demands, claims, actions or causes of action (collectively, “Claims”) asserted against the Indemnified Party. Failure to give such notice shall not relieve the Indemnitor of any obligations which the Indemnitor may have to the Indemnified Party under this Article VII, except and only to the extent that such failure has actually prejudiced the Indemnitor under the provisions for indemnification contained in this Agreement or the Indemnitor’s ability to defend such Claim. For purposes of this Article VII, the Purchaser or another Purchaser Indemnified Party (as defined herein), on the one hand, and the Seller or another Seller indemnified Party (as defined herein), on the other hand, shall be deemed to be the “Indemnified Party” or the “Indemnitors”, as the case may be. Each Indemnification Notice shall state that the Indemnified Party has paid or incurred Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and specify in reasonable detail (and have annexed thereto all supporting documentation, including any correspondence in connection with any Claims by persons not party to this Agreement and paid invoices for claimed Damages) each individual item of Damages included in the amount so stated, the date such item was paid or incurred, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the estimated amount to which such Indemnified Party claims to be entitled hereunder.

Agreements to Indemnify.

Subject to the terms and conditions of this Article VII, each of the Seller Parties, jointly and severally, covenants and agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates (including any officer, director, shareholder, partner, member, employee, agent or Representative of any thereof) (each, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against all assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties, and reasonable fees and expenses of legal counsel (collectively, “Damages”), to the extent incurred by a Purchaser Indemnified Party as a result of or relating to:

any breach of any representation or warranty of the Seller contained in Article V of this Agreement or in any Related Document to which the Seller is a party;

any breach or nonfulfillment of any covenant or agreement of the Seller contained in this Agreement or in any Related Document to which the Seller is a party;

the Excluded Liabilities; or

any and all claims made by creditors of the Seller relating to the provisions of any “bulk sales” laws of any state or other jurisdiction that may be applicable to the transactions contemplated hereby.

Subject to the terms and conditions of this Article VII, the Purchaser covenants and agrees to indemnify, defend and hold harmless the Seller and its Affiliates (including any successor or assigns, officer, director, shareholder, partner, member, employee, agent or Representative thereof) (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against all Damages to the extent incurred by a Seller Indemnified Party as a result of or relating to:

any breach of any representation or warranty of the Purchaser contained in Article VI of this Agreement or in any Related Document to which the Purchaser is a party;

any breach or nonfulfillment of any covenant or agreement of the Purchaser contained in this Agreement or in any Related Document to which the Purchaser is a party;

the Assumed Liabilities; or

any breach or violation of the Maryland Security Guards Act (Title 19 of the Business Occupations and Professions Article of the Annotated Code of Maryland), or any related Federal statute or regulation, COMAR or other regulations promulgated by the State of Maryland or regulation of any local  jurisdiction in which Seller's license to operate a Security Guard firm (“Seller’s License”) is utilized by Purchaser, until such time as Purchaser obtains its own Security Guard license, whether on or after the Closing Date, at which time Purchaser hereby expressly agrees that it shall no longer use, or have any rights with respect to, Seller’s License.

Conditions of Indemnification of Third-Party Claims. The obligations and liabilities of an Indemnitor under Section 7.03 hereof with respect to Damages resulting from any Claim by a Person not party to this Agreement (a “Third Party Claim”) shall be subject to the following terms and conditions:

The Indemnified Party agrees to give the Indemnitor notice of a Third Party Claim in respect of which indemnity may be sought under Section 7.03 in accordance with the notice procedures set forth in Section 7.02 promptly after such Indemnified party learns of the Third Party Claim; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder, except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within ten (10) calendar days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. If a Third Party Claim is made against an Indemnified Party, the Indemnitor will be entitled to participate in the defense thereof, and, subject to paragraph (c) of this Section 7.04, the Indemnitor may elect, by written notice to the Indemnified Party, to undertake the defense and/or settlement thereof with counsel reasonably approved by the Indemnified Party, at the sole cost and expense of the Indemnitor; provided, that should the Indemnitor so elect to undertake the defense of a Third Party Claim, the Indemnitor will not, as long as it conducts such defense, be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except as otherwise provided in paragraph (c) of this Section 7.04. If the Indemnitor chooses to defend any claim, the Indemnified Party shall cooperate in good faith with all reasonable requests of the Indemnitor and shall retain and make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense and make available its employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

In the event that the Indemnitor, within thirty (30) days after receipt of an Indemnification Notice, does not so elect to defend such Third Party Claim, the Indemnified Party will have the right to undertake the defense of such Third Party Claim at the sole cost and expense of the Indemnitor.

Anything in this Section 7.04 to the contrary notwithstanding, (i) if the Indemnitor assumes the defense of any Third Party Claim, any Indemnified Party shall be entitled to participate in the defense, compromise or settlement of such Third Party Claim with counsel of its own choice at its own expense; provided, however, that if representation by the Indemnitor’s counsel would present a conflict of interest, then such Indemnified Party shall be entitled to participate in the defense, compromise or settlement of such Third Party Claim with counsel of its own choice; provided, further, that Indemnitor shall reimburse the Indemnified Party for the expenses of such counsel if a court of competent jurisdiction determines that a conflict of interest existed, (ii) no Person that has undertaken to defend a Third Party Claim under Section 7.04(a) hereof shall, without written consent of all Indemnified Parties, settle or compromise any Third Party Claim or consent to entry of any judgment, whether for monetary, injunctive or other non-monetary relief which (A) does not include as an unconditional term thereof the general release by the claimant or the plaintiff of all Indemnified Parties from all liability arising from events which allegedly give rise to such Third Party Claim or (B) imposes any restrictions of any kind on the continuing operations of the Business. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such Third Party Claim by the Indemnitor might be expected to affect adversely the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnitor in respect of such Third Party Claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Third Party Claim at the sole cost of the Indemnitor; provided, however, that whether or not the Indemnitor or the Indemnified Party shall have control over the defense, settlement, negotiations or litigation relating to any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent. Notwithstanding the foregoing, if a settlement offer is made by a third party claimant and such settlement offer (x) is solely for money damages, (y) includes as an unconditional term thereof the general release by the claimant or the plaintiff of all Indemnified Parties from all liability arising from events which allegedly give rise to such Third Party Claim and (z) does not impose any restrictions on the continuing operations of the Business, and the Indemnitor notifies in writing the Indemnified Party of the Indemnitor’s willingness to accept the settlement offer and, subject to the applicable limitations of this Article VII, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the lesser of (1) the amount of the settlement offer that the Indemnified Party declined to accept plus the other Damages of the Indemnified Party relating to such Third Party Claim prior to the date of its rejection of the settlement offer or (2) the aggregate Damages of the Indemnified Party with respect to such Third Party Claim.

Conditions of Indemnification of Non-Third-Party Claims. With respect to any Claim for indemnification hereunder which does not involve a third party Claim, the Indemnified Party will give the Indemnitor written notice of such Claim in accordance with Section 7.02. The Indemnitor may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such Claim within forty-five (45) days of receipt of notice of such Claim from the Indemnified Party. If the Indemnitor shall dispute such Claim, the Indemnitor shall provide written notice of such dispute to the Indemnified Party within such 45-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnitor shall use reasonable good faith efforts to resolve such dispute within forty-five (45) days of the date such notice of dispute is received. If the Indemnitor shall fail to provide written notice to the Indemnified Party within forty-five (45) days of receipt of notice from the Indemnified Party that the Indemnitor either acknowledges and agrees to pay such Claim or disputes such Claim, the Indemnitor shall be deemed to have acknowledged and agreed to pay such Claim in full and to have waived any right to dispute such Claim. If the Indemnified Party and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnitor be unable to agree as to any particular item or items or amount or amounts within such time period, then either the Indemnified Party or the Indemnitor Party shall submit such dispute to a court of competent jurisdiction as set forth in Section 8.05. Once (i) the Indemnitor has acknowledged and agreed to pay any claim pursuant to this Section 7.05, (ii) any dispute under this Section 7.05 has been resolved in favor of indemnification by mutual agreement of the Indemnitor and the Indemnified Party or (iii) any dispute under this Section 7.05 has been finally resolved in favor of indemnification by order of a court of competent jurisdiction having jurisdiction over such dispute, then the Indemnitor shall pay the amount of such Claim to the Indemnified Party within twenty (20) days after the date of acknowledgement by the Indemnitor or final resolution in favor of indemnification, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

Limitations on Indemnification. Notwithstanding anything to the contrary provided elsewhere in this Agreement:

Except for any claim resulting from Seller’s fraud, to which the following limitations shall not apply, the rights of the Purchaser Indemnified Parties to indemnification under Section 7.03(a)(i) shall be limited as follows:

The amount of any Damages incurred by a Purchaser Indemnified Party shall be net of any (x) cash proceeds actually received by such Purchaser Indemnified Party under such Party’s insurance policies (less deductibles or increased premiums) in respect of such Damages and (y) the net amount of any income Tax benefits actually realized by such Purchaser Indemnified Party by reason of such Damages during the taxable period in which such Damages occurred.

In any event, the maximum amount for which the Seller Parties shall be liable in the aggregate shall not exceed the Purchase Price.

Except for any claim resulting from Purchaser’s fraud, to which the following limitations shall not apply, the rights of the Seller Indemnified Parties to indemnification under Section 7.03(b) shall be limited as follows:

The amount of any Damages incurred by a Seller Indemnified Party shall be net of any (x) cash proceeds actually received by such Seller Indemnified Party under such Party’s insurance policies (less deductibles or increased premiums) in respect of such Damages and (y) the net amount of any income Tax benefits realized by such Seller Indemnified Party by reason of such Damages during the taxable period in which such Damages occurred.

In any event, the maximum amount for which the Purchaser shall be liable in the aggregate shall not exceed the Purchase Price.

Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price. If, notwithstanding such treatment by the Parties, any indemnity payment is determined to be taxable income rather than an adjustment to Purchase Price by any Governmental Authority, then the Indemnitor shall indemnify the Indemnified Party for any Taxes payable by the Indemnified Party by reason of the receipt of such indemnity payment (including payments under this Section 7.07), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

Termination, etc.

The indemnities provided in this Agreement shall survive the Closing as set forth herein and subject to Section 7.01 of this Agreement. After the Closing, the indemnities provided in Section 7.03(a) and 7.03(b) shall be the sole and exclusive remedy at law or in equity for any breach of a representation, warranty, covenant or agreement or other claim arising out of this Agreement or the transactions contemplated hereby other than for fraud.

The Indemnified Party shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, however, that the failure to take such steps shall not affect such Indemnified Party’s rights to indemnification hereunder.

Subject to the reasonable consent of the Indemnitor (which may be withheld if such subrogation right would, in the reasonable judgment of the Indemnitor, adversely affect the Indemnitor’s business), upon making any indemnification payment, the Indemnitor will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Damages to which the payment relates. Without limiting any other provision hereof, each such Indemnified Party and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

Except as set forth in Section 2.08, neither the Seller nor the Purchaser shall have any right to set-off any Damages against any payments to be made by such Party or Parties pursuant to this Agreement or any other agreement between the Parties.

MISCELLANEOUS PROVISIONS

Expenses. Except as otherwise provided herein, the Seller shall pay all expenses incurred by or on behalf of the Seller, and the Purchaser shall pay all expenses incurred by or on behalf of the Purchaser, in each case in connection with this Agreement or any transaction contemplated by this Agreement, including, but not limited to, all fees of their respective legal counsel and accountants.

Notices. All notices, requests, claims, demands, consents or waivers and other communications required or permitted hereunder shall be in writing and shall be delivered personally, by telecopy (which is confirmed as provided below) or by nationally recognized overnight courier (providing proof of delivery):

If to the Seller or any of the Seller Parties, to:

Expert Security Services, Inc.
1100 Wicomico Street, Ste 545
Baltimore, MD 21230
Attention: Andrew Maggio
Telephone: (410) 796-0871
Email: amaggio@essinv.com

with a copy to:

Jeffrey L. Forman
Kauffman and Forman, P.A.
406 W. Pennsylvania Avenue
Towson, Maryland  21204
Telephone: (410) 823-5700
Email: forman@comcast.net

If to the Purchaser, to:

Command Security Corp.
P.O. Box 340
1133 Route 55, Suite D
Lagrangeville, New York 12540
Attention: Barry Regenstein, President
Telephone: (845) 454-3703 x 46
Email: BRegenstein@commandsecurity.com

with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Andrew Hulsh, Esq.
Telephone: (212) 259-8284
Email: ahulsh@dl.com

or, in each case, to such other person or address as any Party shall furnish to the other Parties in writing. Notice given by personal delivery or overnight courier shall be effective upon actual receipt. Notice given by telecopy shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day if not received during the recipient’s normal business hours.

Binding; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the any of the Seller Parties without the prior written consent of the Purchaser; provided, that no such assignment shall release any of the Seller Parties from their respective duties and obligations hereunder and prior written notice of any such assignment shall be provided to the Purchaser. The Purchaser may assign all or part of this Agreement and its rights and benefits hereunder to a Purchaser Affiliate; provided, that no such assignment shall release the Purchaser from its duties and obligations hereunder and prior written notice of any such assignment shall be provided to the Seller.

Severability. If in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other Parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

Governing Law; Consent to Jurisdiction and Venue.

The Parties acknowledge and agree that this Agreement shall be governed by the laws of the State of New York as to all matters including matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein, and the courts of the State of New York have exclusive jurisdiction of all disputes with respect to an alleged breach of any representation, warranty, agreement or covenant of this Agreement, including any dispute relating to the construction or interpretation of the rights and obligations of any Party, which is not resolved through discussion between the Parties.

Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding arising out of or relating to this Agreement, any Related Document or any transaction contemplated in this Agreement. Each of the Parties hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties also irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process by certified mail to such Party and its counsel at their respective addresses specified in Section 8.02. Each of the Parties further irrevocably and unconditionally agrees that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Headings. The title of this Agreement and the headings of the Sections and Articles of this Agreement are for reference purposes only and shall not be used in construing or interpreting this Agreement.

Entire Agreement; Amendment; Waiver. This Agreement and the Related Documents delivered pursuant to the terms hereof set forth the entire agreement and understanding of the Parties in respect of the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any Party or any officer, director, employee or Representative of any Party. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party to be charged therewith. The waiver of breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other breach of the same or any other term or condition.

Third Parties. Except as otherwise provided in Article VII, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the Parties and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

Publicity. From and after the date hereof, except as otherwise required by law or the rules of the American Stock Exchange (upon which the equity of the Purchaser is currently being traded), neither the Seller nor the Purchaser shall make any announcement, issue any press release or disseminate information to the press or any third party regarding this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties.

No Presumption. The Seller and the Purchaser has each participated in the negotiation and drafting of this Agreement and has each been represented throughout to its satisfaction by legal counsel of its choosing. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Gender; Tense, Etc. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

Reference to Days. All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

Waiver of Jury Trial.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered, all on the date first above written.

PURCHASER:

COMMAND SECURITY CORP.

By:
Name:	Barry I. Regenstein
Title:	President

SELLER:

EXPERT SECURITY SERVICES, INC.

By:
Name:
Title:

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of January 1, 2008 (the “Agreement”), by and between Command Security Corporation, a New York corporation (“Assignee”), and Expert Security Services, Inc., a Maryland corporation (“Assignor”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Purchaser, Seller and the shareholders of Seller are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of January 1, 2008, pursuant to which, among other things, Purchaser will purchase from Seller the Acquired Assets;

WHEREAS, Assignor wishes to assign all of its rights in and to the Acquired Assets to Assignee and Assignee wishes to assume all of Assumed Liabilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual agreements herein contained, the parties hereto agree as follows:

1. Assignment and Assumption. Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Acquired Assets and Assignee hereby accepts such assignment and assumes all of the Assumed Liabilities in all respects.

2. Miscellaneous Provisions. Article VIII of the Purchase Agreement is hereby incorporated herein by reference, as if set forth herein in full

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered, all on the date first above written.

ASSIGNEE:

COMMAND SECURITY CORPORATION

By:
Name:	Barry I. Regenstein
Title:	President

ASSIGNOR:

EXPERT SECURITY SERVICES, INC.

By:
Name:
Title:

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

NEITHER THIS OPTION (THE "OPTION") NOR THE SHARES OF COMMON STOCK OR OTHER SECURITIES RECEIVABLE UPON THE EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY APPLICABLE STATE SECURITIES LAWS. THIS OPTION AND THE SHARES OF COMMON STOCK OR OTHER SECURITIES RECEIVABLE UPON THE EXERCISE HEREOF MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED OR HYPOTHECATED, EXCEPT IN COMPLIANCE WITH THE ACT, THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE LAWS.

Registered Holder: ANDREW D. MAGGIO

Certificate Number:  A7

Date of Issuance: JANUARY 1, 2008

COMMAND SECURITY CORPORATION

COMMON STOCK OPTION

This certifies that the Registered Holder is entitled to purchase from Command Security Corporation, a New York corporation (the "Company"), subject to the occurrence of certain specified time vesting criteria, at any time commencing from the Date of Issuance and ending at 11:59 p.m., New York City time, on the tenth (10th) anniversary date of the Date of Issuance hereof, at the purchase price per share (the "Exercise Price") of THREE DOLLARS AND THIRTY-FIVE CENTS ($3.35), an aggregate of twenty-five thousand (25,000) shares (the “Shares”) of Common Stock, $.0001 par value, of the Company; provided that this Option shall be exercisable only with respect to “Earned Options” as set forth in the schedule contained in Section 2 of this Option. The number of Shares purchasable upon exercise of this Option and the Exercise Price shall be subject to adjustment from time to time as set forth herein.

This Option may be exercised in whole or in part by presentation of this Option with the Exercise Agreement, a form of which is attached hereto as Exhibit I (the "Exercise Agreement"), duly executed and simultaneous payment of the Exercise Price (subject to any adjustment) at the principal office of the Company. Payment of such price shall be made at the option of the Holder hereof in cash or by certified check or bank cashier's check.

This Option is subject to the terms and conditions of the Company's 2005 Stock Incentive Plan (the "Plan"), the terms of which are hereby incorporated herein by reference. Terms used herein and not otherwise defined shall have the meanings as set forth in the Plan. In the event of any conflict between the terms of this Option and those contained in the Plan, the terms of the Plan shall determine the outcome of such conflict and shall prevail. This Option is a Non-Qualified Stock Option as determined under the Plan.

This Option is subject to the following provisions:

Section 1. Certain Definitions. When used in this Option, the following terms, when capitalized, shall have the meanings set forth below. Certain other terms are defined in the text of this Option.

1.1. "Act" means the Securities Act of 1933, as amended, and any successor law or statute thereto.

1.2. "Common Stock" means the Company's Common Stock, par value $.0001 per share.

1.3. "Company" means Command Security Corporation, a New York corporation, and any other corporation or any other entity which shall succeed to or assume the obligations of the Company.

1.4 “Conversion Shares” means the Shares of Common Stock that have been purchased upon the exercise of this Option.

1.5. "Date of Issuance" is the date set forth on the first page of this Option.

1.6. "Earned Options" means that portion of the Option Grant that has been earned as a result of the passage of time as set forth in Section 2 hereto.

1.7. "Registered Holder” or "Holder" means the person whom this Option was originally issued.

1.8. "Option Grant" means the total number of Options granted to the Holder which are each convertible into shares of Common Stock upon the attainment of specified vesting criteria set forth herein.

Section 2. Vesting Criteria.

2.1. This Option, and the Shares of Common Stock that may be purchased hereunder, shall vest with respect to one-twelfth (1/12) of the aggregate number of Shares on the Date of Issuance and on the same date of each succeeding month (and the balance, if any of the Shares that is subject to this Option may be purchased in the 12th month from the Date of Issuance), so long as the Holder is still an employee of the Company on such date. The portion of this Option that shall have so vested and become exercisable is referred to herein as the “Earned Option.”

2.2. Notwithstanding the foregoing, upon a Change of Control of the Company occurring during the Holder’s employment by the Company or during a period of 30 days thereafter, this entire Option shall vest and become exercisable. For purposes of this Agreement, a "Change in Control" shall mean:

(i) The acquisition (other than by or from the Company), at any time after the date hereof, by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (together with such common stock, "Voting Securities"); or

(ii) If the six members who comprise the Company’s Board of Directors on the Issuance Date cease for any reason to comprise a majority of the members of the Board; or

(iii) Approval by the shareholders of the Company of (x) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

Section 3. Adjustments.

In order to prevent dilution of the rights granted under this Option, the Exercise Price and the number of shares of other securities to be received upon the exercise hereof shall be adjusted as set forth in the Plan.

Section 4. Exercise of Option. Upon any partial exercise of this Option, there shall be countersigned and issued to the Holder hereof a new Option in respect of the Shares as to which this Option shall not have been exercised. This Option may be exchanged at the principal office of the Company by surrender of this Option properly endorsed either separately or in combination with one or more other Options for one or more new Options of the same aggregate number of shares of Common Stock evidenced by the Option or Options exchanged. No fractional Shares will be issued upon the exercise of rights to purchase hereunder, but the Company shall pay the cash value of any fraction of a Share upon the exercise of this Option.

Section 5. Registered Holder Termination. In the event of the voluntary or involuntary termination (including by reason of death) of employment of the original Registered Holder of the Option for any reason whatsoever, all Options which have not vested pursuant to Sections 2.1 or 2.2 hereof shall expire and become void and shall no longer be exercisable, and all Shares of Common Stock received upon the exercise of this Option that are held by the Holder on the date immediately preceding such Termination shall be subject to the repurchase provisions of Section 11 hereof.

Section 6. No Voting Rights. This Option will not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company.

Section 7. Section 83(b) Election. If as a result of exercising all or any part of this Option, the Holder receives shares that are subject to a "substantial risk of forfeiture" and are not "transferable" as those terms are defined for purposes of Section 83(a) of the Internal Revenue Code, then such Holder may elect under Section 83(b) of the Internal Revenue Code to include in the Holder's gross income, for the Holder's taxable year in which the shares are transferred to the Holder, the excess of the fair market value of such shares at the time of transfer (determined without regard to any restriction other than one that by its terms will never lapse), over the amount paid for the shares. If the Holder makes the Section 83(b) election described above, the Holder shall (i) make such election in a manner that is satisfactory to the Committee, (ii) provide the Company with a copy of such election, (iii) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) agree to such tax withholding as the Company may reasonably require in its sole and absolute discretion.

Section 8. No Right to Employment. This Option shall not confer upon the Holder any right to employment.

Section 9. Compliance with the Act; Transferability.

9.1. Compliance with the Act. The Holder acknowledges that neither this Option nor the shares of Common Stock issuable upon exercise of this Option have been registered under the Act or the securities laws of any state and agrees that this Option and all shares purchased upon exercise hereof shall be disposed of only in accordance with the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and applicable state securities laws. Except as provided herein, the Holder further agrees not to offer, sell, transfer or otherwise dispose of this Option or any shares issuable upon exercise of this Option to any other person unless a registration statement covering the sale, transfer or other disposition shall then be effective under the Act and except in compliance with any applicable state securities laws, or there shall have been delivered to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such offer, sale, transfer or other disposition may be effected without compliance with the registration and prospectus delivery requirements of the Act and any applicable state securities laws. Each certificate evidencing shares purchased upon exercise of this Option shall bear a legend to the foregoing effect, and the Holder and any other Person to whom a certificate for shares or a new warrant is to be delivered shall be required, at or before receipt of such certificate or warrant, to execute and deliver to the Company a letter to the effect that it is acquiring the shares evidenced by such certificate or such warrant for its own account and not with a view to, or for resale in connection with, any distribution thereof.

9.2. Transferability of Options. This Option shall be transferable only on the books of the Company maintained at the principal office of the Company. The transferability of the Option is limited to the Holder's estate or family trust for which the Holder is a trustee.

Section 10. Notice of Certain Events.

10.1. Adjustment of Exercise Price. Immediately upon any adjustment of the Exercise Price, the Company will give written notice thereof to the Holder.

10.2. Dividend Distributions, etc. The Company will give written notice to the Holder at least ten calendar days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, and (ii) with respect to any pro rata subscription offer to holders of Common Stock (although the Company shall have no obligation to cause to occur any of the events set forth in the foregoing subparagraphs (i) or (ii)).

10.3. Other Events. The Company will give written notice to the Holder at least ten (10) calendar days prior to the date on which any dissolution, liquidation, capital reorganization, reclassification, consolidation or merger (in which the Company is not the surviving corporation) or sale of all or substantially all of the Company's assets will take place.

Section 11. Company Repurchase Rights.

(a) In the event a Holder ceases to be employed by the Company or its subsidiaries (the "Termination"), the Earned Option granted to such Holder and the Shares of Common Stock (or other securities received upon exercise of this Option received upon the exercise of Earned Options (whether held by the Holder or otherwise) shall be subject to repurchase by the Company on or after the Holder's Termination date pursuant to the terms and conditions set forth in this Section 11 (the "Repurchase Option"). The Company shall have the right, but not the obligation, to purchase all, but not less than all, the Earned Option granted or issued to the Holder for the Option Repurchase Price (as defined below) multiplied by the number of Shares of Common Stock represented by the Option(s) to be repurchased. The Company shall concurrently therewith also have the right, but not the obligation, to purchase all, but not less than all, of the Conversion Shares for the Stock Repurchase Price (as defined below) multiplied by the number of Conversion Shares to be repurchased.

(b) When and as permitted under paragraph (a) above, the Company may elect to purchase all of the Earned Options and Conversion Shares by delivering written notice (the "Repurchase Notice") to the Holder. The Repurchase Notice will set forth the number of Options and the Conversion Shares to be acquired from such Holder, the aggregate consideration to be paid for such securities and the time and place for the closing of the transaction.

(c) The closing of the purchase of the Options and Conversion Shares pursuant to the Repurchase Option shall take place on the date designated by the Company in the Repurchase Notice, which date shall not be more than forty-five (45) days nor less than two (2) business days after the delivery of the Repurchase Notice. The Company will pay for the Earned Option and Conversion Shares to be purchased pursuant to the Repurchase Option by delivery of (i) a check or wire transfer of funds, (ii) a subordinated promissory note payable prior to the six (6) month anniversary of the closing of such purchase and bearing interest (payable quarterly) at a rate per annum equal to the prime rate of interest as announced by Citibank, N.A. plus 1% or (iii) both (i) and (ii), in the aggregate amount of the Option Repurchase Price and/or Stock Repurchase Price for such Earned Option or Conversion Shares. Any promissory note issued by the Company pursuant to this Section 11(c) shall be subject to any restrictive covenants under any credit agreements to which the Company is subject at the time of such purchase. The Company will be entitled to receive customary representations and warranties as to title from the sellers regarding such sale and to require all sellers' signatures be guaranteed. The Company may elect to assign its right to purchase hereunder to the shareholders of the Company (which right to purchase shall be distributed pro rata to all shareholders (other than the Holder), based upon the number of votes held by such shareholders). The other shareholders (other than the Holder) shall have the same rights and shall be subject to the same obligations as the Company to purchase the Earned Option or the Conversion Shares pursuant to the Repurchase Notice.

(d) The Option Repurchase Price and the Stock Repurchase Price shall be equal to the fair market value of the Earned Options or Conversion Shares, as the case may be, as determined by the Company’s Board of Directors in its sole and absolute discretion.

Section 12. Supplements and Amendments. The Board of Directors of Company may from time to time supplement or amend this Option in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with the Company's policies or operations.

Section 13. Notices. Except as otherwise expressly provided herein, all notices referred to in this Option will be in writing and will be delivered personally, mailed by registered or certified first class mail, return receipt requested, postage prepaid or transmitted by telegram, telecopy or telex, and will be deemed to have been given when so delivered, mailed or transmitted (a) to the Company, at its principal executive offices and (b) to the Holder of this Option, at such Holder's address as it appears in the records of the Company.

Section 14. Other. The Holder hereof may be treated by the Company and all other persons dealing with this Option as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company any notice to the contrary notwithstanding, and until such transfer on such books, the Company may treat the Holder hereof as the owner for all purposes.

Section 15. Law Governing. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Section 16. Interpretation. The Holder accepts this Option subject to all the terms and provisions of the Plan and this Agreement. The undersigned Holder hereby accepts as binding, conclusive and final all decisions or interpretations of the Company’s Board of Directors upon any questions arising under the Plan and this Agreement.

* * * *

IN WITNESS WHEREOF, the Company has caused this Option to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

COMMAND SECURITY CORPORATION

By:
Name:
Title:

OPTIONEE:

Andrew D. Maggio

EXHIBIT I

COMMON STOCK OPTION

EXERCISE AGREEMENT

TO: _____________________________	DATED: _______________

The undersigned, pursuant to the provisions set forth in the attached Option (Certificate No. __________), hereby agrees to subscribe for the purchase of ________ shares of the Common Stock covered by such Option and makes payment herewith in full therefor at the price per share provided by such Option.

By:
Name:
Address:

Witness: _______________________________

Name: _______________________________

Address: _______________________________

                 _______________________________

EXHIBIT C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of January 1, 2008, by and among (i) Expert Security Services, Inc., a Maryland corporation (the “Seller”), (ii) Command Security Corporation, a New York corporation (“Purchaser”) and (iii) Deutsche Bank, as Escrow Agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Purchase Agreement (as defined below).

WHEREAS, Purchaser, Seller and the shareholders of Seller (each, a “Stockholder” and collectively, the “Stockholders”) are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of January 1, 2008, pursuant to which, among other things, Purchaser will purchase from Seller the Acquired Assets;

WHEREAS, the Purchase Agreement provides, among other things, that certain funds shall be delivered by Purchaser to be held in escrow subject to the terms and conditions of this Agreement; and

WHEREAS, the Escrow Agent is willing to maintain the assets held in escrow and distribute them to the parties in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Receipt of Escrow Deposit. Pursuant to Section 2.05 of the Purchase Agreement, at the Closing Purchaser shall deliver to the Escrow Agent by wire transfer of immediately available funds an aggregate sum of $81,970 (the “Escrow Amount”). The Escrow Amount, together with all gains, interest and other earnings realized with respect thereto (“Escrow Income”), and as subsequently adjusted as provided herein, shall be referred to herein as the “Escrow Account.” The Escrow Agent agrees to hold the Escrow Account, in a separate and distinct custodial arrangement, for the benefit of Purchaser and Seller in accordance with the terms and conditions of this Agreement. The Escrow Account shall be maintained by the Escrow Agent as part of a single investment account. The Escrow Agent shall not distribute or release all or any portion of the Escrow Account, except in accordance with the express terms and conditions of this Agreement.

2. Permitted Investments.

(a) In accordance with the written instructions of Purchaser, the Escrow Agent shall invest the Escrow Amount in investments that shall be limited to: (i) treasury bills, treasury notes or any other direct obligations issued by or guaranteed in full as to principal and interest by the United States of America, (ii) accounts of, and certificates of deposit issued by, the Escrow Agent (or any of its Affiliates) or any other commercial bank having capital, surplus and undivided profits of not less than $100,000,000.00 and having a rating of Baa-2 or better by Moody’s, or the equivalent, (iii) commercial paper rated no lower than “P-1” by Moody’s, or the equivalent, (iv) money market accounts and money market mutual funds whose investments are substantially as described in clauses (i) through (iii), and (v) such other investments as may be set forth in any written agreement of Purchaser and Seller (the “Permitted Investments”). In the event that the Escrow Agent does not receive written direction to invest funds held in the Escrow Account, the Escrow Agent shall invest and reinvest such funds in a money market deposit account offered by the Escrow Agent in connection with its escrow-related services generally. None of the parties hereto shall be liable or responsible in any manner for any loss or depreciation resulting from any such Permitted Investment or any liquidation thereof, or for any costs in connection therewith, and all of said losses and costs shall be borne by the Escrow Account.

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(b) The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any Permitted Investment.

(c) Interest and other earnings on Permitted Investments shall be added to the Escrow Account. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account.

(d) The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to Purchaser and Seller on a monthly basis reflecting activity in the Escrow Account for the preceding month. Although Purchaser and Seller each recognize that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Purchaser and Seller hereby agree that confirmations of Permitted Investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Account if no activity occurred for such month.

(e) Purchaser and Seller each acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of Permitted Investments. Proceeds of a sale of Permitted Investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such Permitted Investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

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3. Claims and Escrow Account. The purpose of the escrow established hereunder is to provide a source of funds for the payment of certain amounts to which (i) Purchaser may become entitled under Article VII of the Purchase Agreement, and (ii) Purchaser or Seller may become entitled under Section 2.07 of the Purchase Agreement. The procedures for payments to be made pursuant to such sections of the Purchase Agreement are set forth in Section 4 below.

4. Payments from the Escrow Account.

(a) If, from time to time, (i) Purchaser determines that it is entitled to payment pursuant to Section 7.03(a) or Section 7.04 of the Purchase Agreement (an “Indemnity Claim”), Purchaser may request payment from the Escrow Account by giving written notice to the Escrow Agent and Seller (in each case in accordance with the provisions of Section 8 below) of such Indemnity Claim (any written notice of an Indemnity Claim being referred to as an “Indemnity Claim Notice”). Each Indemnity Claim Notice shall clearly state that a Purchaser Indemnified Party has paid or incurred Losses for which such Person is entitled to indemnification under the Purchase Agreement. The Indemnity Claim Notice shall state the method of computation of such Indemnity Claim and the amount thereof, if ascertainable, shall specify in reasonable detail each individual item of Loss included in such amount, the date such item was paid or incurred, and the basis for any anticipated liability, and shall refer to the provisions of the Purchase Agreement in respect of which such Indemnity Claim shall have occurred. It is understood by the parties hereto that the Escrow Agent shall have no duty or obligation to verify or otherwise determine Purchaser’s rights under the Purchase Agreement.

(b) If, from time to time, (i) Seller determines that it is entitled to payment pursuant to Section 2.07(a), Section 2.07(b)(i)(A) or Section 2.07(b)(i)(C) of the Purchase Agreement or (ii) Purchaser determines that it is entitled to payment pursuant to Section 2.07(b)(i)(B), Section 2.07(b)(i)(D) or Section 2.07(b)(i)(E) (such claims are referred to herein individually as a “Section 2.07 Claim”), Seller or Purchaser, as the case may be, may request payment from the Escrow Account by giving written notice to the Escrow Agent and the other party (in each case in accordance with the provisions of Section 8 below) of such Section 2.07 Claim (any written notice of a Section 2.07 Claim being referred to as an “Section 2.07 Claim Notice”). Each Section 2.07 Claim Notice shall (i) clearly state (A) the method of computation of such Section 2.07 Claim, (B) the amount thereof and (C) the basis for the determination of the Seller or the Purchaser, as the case may be, and (ii) shall either be (A) signed by both Seller and Purchaser or (B) if not signed by both Seller and Purchaser, contain a statement of the Neutral Auditors that supports the determination of the Seller or the Purchaser, as the case may be. It is understood by the parties hereto that the Escrow Agent shall have no duty or obligation to verify or otherwise determine Seller’s or Purchaser’s rights under the Purchase Agreement.

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(c) Seller shall have the right to dispute any Indemnity Claim against the Escrow Account, and each of Seller and Purchaser shall have the right to dispute any Section 2.07 Claim against the Escrow Account during the forty-five (45) calendar day period following the date of its receipt of a copy of a Claim Notice (the “Objection Period”) by delivering to the Escrow Agent and Purchaser written notice (an “Objection Notice”) that Seller disputes the matter(s) set forth in such Indemnity Claim Notice or Section 2.07 Claim Notice, as the case may be, either with respect to the validity or the amount of the Indemnity Claim or the Section 2.07 Claim, as the case may be (or both). The Objection Notice shall include the basis, with reasonable detail, of the objection.

(d) If on or prior to the last day of the Objection Period, the Escrow Agent has not received an Objection Notice (i) from Seller with respect to an Indemnity Claim made by Purchaser, or (ii) from either Seller or Purchaser, as the case may be, with respect to a Section 2.07 Claim made by the other party, the Indemnity Claim stated in the related Indemnity Claim Notice or the Section 2.07 Claim specified in the related Section 2.07 Claim Notice shall be conclusively deemed to be approved by Seller and the Purchaser and the Escrow Agent shall on the next banking day thereafter pay to Purchaser, or its designee, or the Seller, or its designee, as the case may be, from the Escrow Amount the amount specified in such Indemnity Claim Notice or Section 2.07 Claim Notice, as the case may be.

(e) If on or prior to the last day of the Objection Period, the Escrow Agent shall have received (i) from Seller an Objection Notice with respect to an Indemnity Claim or portion of an Indemnity Claim made by Purchaser, or (ii) from Seller or Purchaser, as the case may be, an Objection Notice with respect to a Section 2.07 Claim or portion of a Section 2.07 Claim made by Seller or Purchaser, as the case may be, then such Indemnity Claim or Section 2.07 Claim (or disputed portion thereof) shall be deemed to be an “Open Claim”, and the Escrow Agent shall reserve within the Escrow Amount an amount equal to the amount of the Open Claim (which amount for each Open Claim is referred to herein as a “Claim Reserve”). The Escrow Agent shall on the next banking day after receiving an Objection Notice pay to Purchaser, or its designee, or the Seller, or its designee, from the Escrow Amount the amount of the undisputed portion, if any, of such Indemnity Claim or Section 2.07 Claim, as the case may be.

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(f) The amount constituting the Claim Reserve for each Open Claim shall be paid by the Escrow Agent from the Escrow Account only in accordance with (i) a joint written instruction executed and delivered by Purchaser and Seller directing delivery of the Escrow Account or any portion thereof (a “Joint Instruction”) or (ii) a final non-appealable order of a court of competent jurisdiction or a ruling by an arbitrator, in either case directing delivery of the Claim Reserve or any portion thereof (each a “Final Determination”), together with an opinion of counsel to the effect that such order is final and non-appealable and from a court of competent jurisdiction or that such arbitration ruling is final and non-appealable.

(g) On the earlier of such date as (i) Purchaser and Seller deliver a joint written notice to the Escrow Agent authorizing the immediate termination of the Escrow Account, and (ii) the date of the 18th month anniversary of the date hereof (the “Indemnification Escrow Amount Termination Date”), the Escrow Agent shall release from the Escrow Account and deliver to the Seller an amount equal to the Escrow Amount together with any interest earned thereon, minus the amount of (i) any Indemnity Claim or Claims that have been set forth in an Indemnification Notice pursuant to Article VII of the Purchase Agreement and Section 4(a) hereof and (ii) any distributions of the Escrow Fund in accordance with Section 2.07 of the Purchase Agreement and Section 4(b) hereof (whether or not such Indemnity Claim(s) or Section 2.07 Claim(s) have been determined to be valid as of such date (the portion of the Escrow Amount that has not been released to the Seller is referred to as the “Escrow Balance”), and the Escrow Balance shall be retained in escrow pending Adjudication of such Claim(s)in accordance with Section 2.08 of the Purchase Agreement and Section 4(e) hereof.

(h) Any amounts to be distributed by the Escrow Agent to either Purchaser or Seller shall be distributed by wire transfer of immediately available funds to accounts designated by the recipients. From time to time, the Escrow Agent may receive written instructions from Purchaser and Seller regarding the disposition of all or a portion of the Specific Indemnity Escrow Amount. Once the entire balance of the Specific Indemnity Escrow Amount has been distributed, it shall be terminated.

5. Duties of Escrow Agent.

(a) The Escrow Agent shall not be under any duty to give the Escrow Account held by it hereunder any greater degree of care than it gives other similar escrow property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Un-invested funds held hereunder shall not earn or accrue interest.

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(b) The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Account, or any loss of interest incident to any such delays. The obligations of the other parties hereto to the Escrow Agent under this paragraph shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

(c) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing from any court or other governmental authority delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof, notwithstanding that such judgment or order may subsequently be reversed, modified, annulled, set aside or vacated. The Escrow Agent shall have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder. The Escrow Agent shall also be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind.

(d) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. If the Escrow Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall have a first lien on the property deposited hereunder for any and all costs, attorneys’ fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, the other parties hereto jointly and severally agree to pay to the Escrow Agent on demand its reasonable charges, reasonable attorneys’ fees, disbursements, and out-of-pocket expenses in connection with such litigation.

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(e) The Escrow Agent does not have any interest in the Escrow Account deposited hereunder, except as otherwise provided in Sections 5(d) and 5(j) hereof, but is serving as escrow holder only and having only possession thereof. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section 5(e) and Section 5(b) shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

(f) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

(g) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h) The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Account to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) calendar days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Account until receipt of a designation of a successor Escrow Agent or a Joint Instruction or Final Determination.

(i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Account or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Account until the Escrow Agent shall have received (i) a Final Determination or (ii) a Joint Instruction, in which event the Escrow Agent shall disburse the Escrow Account in accordance with such Final Determination or Joint Instruction. The Escrow Agent shall act on such Final Determination or Joint Instruction without further question.

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(j) In the event that any escrow property shall be attached, garnished, or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, or any part thereof, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified annulled, set aside or vacated.

(k) Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust business and assets as a whole or in part, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor Escrow Agent hereunder and vested with all of the title to the whole property or trust estate and all of the trusts, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

6. Limited Responsibility. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

7. Taxes; Escrow Income.

(a) Purchaser and Seller hereby acknowledge that, for federal and state income tax purposes, all Escrow Income shall be deemed income of Seller. The Escrow Agent shall be entitled to request and receive appropriate forms executed by Seller with respect to the Escrow Income. The Escrow Agent shall be responsible for reporting any Escrow Income earned to the Internal Revenue Service. The Escrow Agent shall add the Escrow Income to the Escrow Account as it accrues.

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(b) Seller is required to prepare and file any and all income or other tax returns applicable to the Escrow Account with the Internal Revenue Service and all required state and local departments of revenue in all years income is earned in any particular tax year as and to the extent required under the provisions of the Code.

(c) Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by Seller, whether or not the income was distributed by the Escrow Agent during any particular year as and to the extent required under the provisions of the Code.

(d) The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transaction, whether or not related to the Agreement that occurs outside the Escrow Account.

8. Bank Accounts for Payment by Escrow Agent. Any payments by the Escrow Agent hereunder to Seller shall be made to such bank account of which Seller shall have given written notice to the Escrow Agent and Purchaser. Any payments by the Escrow Agent hereunder to Purchaser shall be made to such bank account of which Purchaser shall have given written notice to the Escrow Agent and Seller.

9. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized international overnight air courier service (charges prepaid), or (c) the second business day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a recognized international overnight air courier service. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

If to the Seller, to:

Expert Security Services, Inc.
1100 Wicomico Street, Ste 545
Baltimore, MD 21230
Attention: Andrew Maggio
Telephone: (410) 796-0871
Email: amaggio@essinv.com

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with a copy to:

Jeffrey L. Forman
Kauffman and Forman, P.A.
406 W. Pennsylvania Avenue
Towson, Maryland  21204
Telephone: (410) 823-5700
Email: forman@comcast.net

If to the Purchaser, to:

Command Security Corp.
P.O. Box 340
1133 Route 55, Suite D
Lagrangeville, New York 12540
Attention: Barry Regenstein, President
Telephone: (845) 454-3703 x 46
Email: BRegenstein@commandsecurity.com

with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Andrew Hulsh, Esq.
Telephone: (212) 259-8284
Email: ahulsh@dl.com

or, in each case, to such other person or address as any party shall furnish to the other parties in writing. Notice given by personal delivery or overnight courier shall be effective upon actual receipt. Notice given by telecopy shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day if not received during the recipient’s normal business hours.

10. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

11. Section Headings. The headings and captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used herein or therein.

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12. Banking Days. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

13. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14. Exclusive Agreement and Modification. This Agreement and the Purchase Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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15. Assigns and Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Purchaser shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of any of the other parties, to (i) any Affiliate of Purchaser, (ii) any purchaser of any or all of the assets or capital stock (whether by merger, recapitalization, reorganization or otherwise) of Purchaser or (iii) any of Purchaser’s financing sources as collateral; provided further, that the Escrow Agent shall have the right to assign this Agreement to a successor Escrow Agent hereunder; and provided, further, that Seller shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of any of the other parties, to any Affiliate of Seller or any purchaser of any or all of the assets or capital stock (whether by merger, recapitalization, reorganization or otherwise) of Seller. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 15 shall be null and void, ab initio. No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written evidence of such assignment in form satisfactory to the Escrow Agent shall be filed with and acknowledged by the Escrow Agent.

16. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

17. Execution by the Escrow Agent. The execution and delivery of this Agreement by the Escrow Agent shall constitute a receipt for the Escrow Amount.

18. Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors and assigns, and nothing in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy or claim under, or in respect of, this Agreement or any provision contained herein.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

COMMAND SECURITY CORPORATION

By:
Name:
Title:

EXPERT SECURITY SERVICES, INC.

By:
Name:
Title:

DEUTSCHE BANK, as Escrow Agent

By:
Name:
Title:

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EXHIBIT D

EXPERT SECURITY SERVICES, INC.

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”), dated as of January 1, 2008, is delivered by the undersigned pursuant to the Asset Purchase Agreement, dated as of January 1, 2008 (the “Agreement”), among Command Security Corporation, a New York corporation, Expert Security Services, Inc. a Maryland corporation, and the shareholders of Expert Security Services, Inc. All terms used, but not defined, in this Bill of Sale shall have the meanings ascribed to such terms in the Agreement.

I. Acquired Assets

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Satco does hereby sell, transfer, convey, assign and deliver to Satco Purchaser, free and clear of all Liens, other than Permitted Exceptions, all of the assets, properties and right, whether real, personal, tangible or intangible, of every kind, nature and description of the Seller with respect to, or used in connection with, the Business, other than the Excluded Assets, including without limitation:

1. all Computer Equipment, machinery, furniture, fixtures, equipment and other tangible personal property owned by the Seller (the “Owned Tangible Property”), including without limitation that listed and described on Schedule 1.02(a) and the Seller’s rights under all related warranties;

2. all of the Seller’s right, title and interest in and to the Leased Tangible Property, including without limitation that listed and described on Schedule 1.02(b);

3. all of the Seller’s right, title and interest in, to and under the Contracts, including without limitation those listed on Schedule 5.11(a);

4. all of the Seller’s right, title and interest in, to and under the Leases listed on Schedule 5.11(b);

5. all client, customer, lead, mailing, circulation and related lists, and all other lists, accounts, books and records of the Seller (including without limitation those relating to (i) proprietary research and other databases, (ii) the purchase of materials, supplies or services, and (iii) the production and sale of products or services, including all correspondence and other files), and all other existing records of the Seller, and all computerized records, together with the related documentation used in connection therewith;

6. all Governmental Authorizations, including without limitation those listed and described on Schedule 5.24;

7. any sales, excise or other licenses or registrations issued to or held by the Seller necessary for the operation of the Business, all of which are listed on Schedule 1.02(i); and

all goodwill of the Seller specific to the Business.

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provided, however, that in no event shall any Excluded Asset be an Acquired Asset.

TO HAVE AND TO HOLD said properties, rights, assets, business and goodwill, as a going concern, unto the Purchaser, its successors and assigns, to and for its use forever.

AND, Seller does hereby warrant, covenant and agree that it:

(a) has good and marketable title to the Acquired Assets hereby sold, transferred, conveyed, assigned and delivered, subject only to Permitted Encumbrances; and

(b) will warrant and defend the sale of said properties, rights and assets against all and every Person or Persons whomsoever claiming or to claim against any or all of the same, subject to the terms and provisions of the Agreement.

II. Excluded Assets

Notwithstanding anything to the contrary contained herein, the following properties, assets and contracts of Satco (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated by this Bill of Sale, are excluded from the Acquired Assets and shall remain the properties and assets of Seller after the Closing:

1. all cash on hand and in banks and other cash items and equivalents of the Seller;

2. the Seller’s corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, corporate minute books, and other books and records relating to internal corporate matters and any other books and records of the Seller (i) not related to the Business (which shall not include financial and taxation books and records of the Seller related to the Business), (ii) relating to financial relationships with the Seller’s lenders or Affiliates, or (iii) that the Seller is required by law to retain;

3. all employee benefit plans, programs and arrangements, and all assets, rights and claims thereunder, and other commitments of the Seller relating to employees, whether written or oral, express or implied including, without limitation, the Benefit Plans;

4. any claims, rights and interest in and to any refunds of federal or local franchise, income or other Taxes or fees of any nature whatsoever which relate solely to the period up to and including the Closing Date;

5. all capital stock of the Seller;

6. that certain 1999 Toyota model RAV 4 heretofore used by Seller in the Business;

7. all claims of the Seller against third Persons relating to the Excluded Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, or otherwise arising from or relating to periods prior to the Closing Date; and

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8. all rights of the Seller under this Agreement or any Related Document;

9. all insurance policies relating to the Business;

10. all prepaid expenses and deposits of the Seller with third parties in respect of the Business;

11. all claims of the Seller, including but not limited to claims under the Seller’s insurance policies, causes of action and choses in action; and

12. all Accounts Receivable.

This Bill of Sale shall be binding upon Seller and its successors and permitted assigns pursuant to the Agreement, and shall inure to the benefit of and be enforceable by Purchaser and its successors and permitted assigns pursuant to the Agreement.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

From time to time following the date hereof, at the request of Purchaser, Seller shall and shall cause its Affiliates, directors, officers, employees, agents and representatives to execute, deliver, file and record any and all agreements, instruments, certificates or other documents and take such other actions as may be reasonably necessary to consummate or implement the transactions contemplated by this Bill of Sale.

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IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed and delivered by its duly authorized representative as of the date first above written.

EXPERT SECURITY SERVICES, INC.

By:
Name:
Title:

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